As filed with the Securities and Exchange Commission on September 25, 1997
                                                Registration No. 333-14289

               Securities and Exchange Commission
                     Washington, D.C. 20549
                          Amendment No. 6
                              Form S-1
    Registration Statement under the Securities Act of 1933
                    Trans Global Services, Inc.

                       Asher S. Levitsky P.C.
                     Esanu Katsky Korins & Siger, LLP
                        605 Third Avenue
                     New York, New York 10158
                          (212) 953-6000
                       Fax:  (212) 953-6899
   (Name, address and telephone number of agent for service)

                                                         Copies to:


Lewis S. Schiller, Chief Executive Officer         Stuart Neuhauser, Esq.
Trans Global Services, Inc.                        Bernstein & Wasserman, LLP
1393 Veterans Memorial Highway                     950 Third Avenue
Hauppauge, NY 11788                                New York, NY 10022
(516) 724-0006                                     (212) 826-0730
Fax: (516) 724-0039                                Fax: (212) 371-4730
          --------------------------------------------------------

                                             Calculation of Registration Fee

                                                                               Proposed           Proposed Maximum     Amount of
                                                         Amount to be          Maximum Offering     Aggregate          Registration
Title of each class of securities to be registered       Registered            Price Per Unit1      Offering Price         Fee
Units, each Unit consisting of one share of Common
Stock, par value $.01 per share, and one Series E
Redeemable Common Stock Purchase
Warrants2                                                1,150,000 Units        $4.00               $4,600,000.00       $1,393.94
Common Stock, par value $.01 per share-3                  1,150,000 Shs.          .00                         .00             .00
Series E Redeemable Common Stock Purchase Warrants-3      1,150,000 Wts.          .00                         .00             .00
Common Stock par value $.01 per share -4,5                1,150,000 Shs.         6.00                6,900,000.00        2,090.91
Underwriter's Options-6                                     100,000 Optns.        .001                     100.00             .04
Units, each Unit consisting of one share of Common
Stock, par value $.01 per share, and one Series E
Redeemable Common Stock Purchase
Warrants -5,7                                               100,000 Units         4.80                 480,000.00          145.46
Common Stock, par value $.01 per share -8                   100,000 Shs.           .00                        .00             .00
Series E Redeemable Common Stock Purchase Warrants -8       100,000 Wts.           .00                        .00             .00
Common Stock, par value $.01 per share -5,9                 100,000 Shs.          6.00                 600,000.00          181.82
                                                                                                                        $3,812.13
                                                                                                                        =========

1 Estimated solely for purposes of computation of the registration fee pursuant to Rule 457. The closing price of the Common Stock on The Nasdaq SmallCap Market on August 21, 1997 was $3.625.

2 Includes 150,000 Units issuable upon exercise of the Underwriter's over-allotment option.

3 Represents shares of Common Stock and Series E Common Stock Purchase Warrants (the "Warrants") comprising the Units.

4. Represents shares of Common Stock issuable upon exercise of the Series E Redeemable Common Stock Purchase Warrants.

5. Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Underwriter's Options.

6. Represents options (the "Underwriter's Options") to purchase 100,000 Units to be issued to the Underwriter.

7. Represents Units issuable upon exercise of the Underwriter's Options.

8. Represents shares of Common Stock and Warrants comprising the Units issuable upon exercise of the Underwriter's Options.

9. Represents shares of Common Stock issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Underwriter's Options.

                             Trans Global Services, Inc.
                     Cross-Reference Sheet Pursuant to Rule 404

  Item No.                                        Caption in Prospectus

1. Forepart of the Registration Statement     Registration Statement Facing
   and Outside Front Cover of Prospectus      Page, Prospectus Cover Page
2. Inside Front and Outside Back Cover        Inside Cover Page, Back Cover Page
   Pages of Prospectus
3. Summary Information, Risk Factors and      Prospectus Summary, Risk Factors
   Ratio of Earnings to Fixed Charges
4. Use of Proceeds                            Use of Proceeds
5. Determination of Offering Price            Cover Page, Risk Factors,
                                               Underwriting
6. Dilution                                   Dilution
7. Selling Security Holders                   N.A.
8. Plan of Distribution                       Cover Page, Inside Cover Page,
                                               Underwriting
9. Description of Securities to be Registered  Description of Securities
10.Interest of Named Experts and Counsel      N.A.
11.Information with Respect to the           (a)-(c)Prospectus Summary, Business
    Registrant                               (d)    Cover Page
                                             (e)    Financial Statements
                                             (f)    Prospectus Summary,
                                                    Selected Financial Data
                                             (g)    N.A.
                                             (h)    Management's Discussion and
                                                    Analysis of Financial
                                            Condition and Results of Operations
                                             (i)    N.A.
                                             (j)-(k)Management
                                             (l)    Principal Stockholders
                                             (m)    Certain Transactions
12. Disclosure of Commission Position on      N.A.
     Indemnification for Securities Act
      Liabilities

PROSPECTUS     SUBJECT TO COMPLETION DATED September 25, 1997
                          1,000,000 Units
                   Trans Global Services, Inc.
Each Unit consisting of one share of Common Stock, par value $.01 per share and one Series E Redeemable Common Stock Purchase Warrant

Trans Global Services, Inc. (the "Company") is offering 1,000,000 Units, each Unit consisting of one share of Common Stock, par value $.01 per share ("Common Stock"), and one Series E Redeemable Common Stock Purchase Warrant (the "Warrants"). The shares of Common Stock and Warrants comprising the Units are separately transferrable commencing three months from the date of this Prospectus or earlier with the consent of the Company and Patterson Travis, Inc., (the "Underwriter"). Each Warrant entitles the holder to purchase one share of Common Stock at $6.00 per share, subject to adjustment, during the two -year period commencing one year from the date of this Prospectus, or earlier with the consent of the Underwriter. The Warrants are redeemable by the Company, commencing one year from the date of this Prospectus or earlier with the consent of the Underwriter, for $.01 per Warrant, on not more than 60 nor less than 30 days' written notice if the average closing bid price per share of Common Stock is at least $10.00 (subject to adjustment) for at least ten consecutive trading days ending not earlier than five trading days prior to the date the Warrants are called for redemption. See "Description of Securities."

     Prior to this Offering, there has been no public market for the Units or the Warrants. The initial public offering price and composition of the Units and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Underwriter, and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. The Company's Common Stock is traded on The Nasdaq SmallCap Market under the symbol TGSI. Although the Company has applied for the inclusion of the Units and the Warrants on The Nasdaq SmallCap Market under the symbols TGSIU and TGSIW, there can be no assurance that an active trading market in the Units or the Warrants will develop or be sustained. On September , 1997,
the closing price of the Common Stock on The Nasdaq SmallCap Market was $    .
It is anticipated that the offering price of the Units will be approximately $4.00 per Unit.

 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   Underwriting
                   Price to               Discounts and              Proceeds to
                   Public                 Commissions(1)             Company(2)

Per Unit. . . . .  $                         $ .                    $
Total (3)          $                         $                      $

     The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Common Stock and Warrants comprising the Units will be made against payment therefor at the offices of the Underwriter at One Battery Park Plaza, New York, New York 10004 on , 1997.

                              Patterson Travis, Inc.
                   The date of this Prospectus is           , 1997


     1 Excludes additional compensation to be received by the Underwriter in the form of (a) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering ($.12 per Unit) for a total of $120,000 ($138,000) if the Underwriter's over-allotment option is exercised in full), (b) a two-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $100,000, and (c) options (the "Underwriter's Options") to purchase 100,000 Units at 120% of the initial public offering price of the Units exercisable during the four-year period commencing one year from the date of this Prospectus. In addition, the Company has agreed to indemnify the
Underwriter  against  certain   liabilities,   including  liability  under  the
Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

     2 Before deducting estimated expenses of the Offering of approximately $640,000 ($.64 per Unit), which are payable by the Company and which include the Underwriter's non-accountable expense allowance and consulting fee.

     3 The Company has granted to the Underwriter an option exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 150,000 Units on the same terms solely to cover over-allotments. If the over-allotment option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

     The  Company  is  subject  to  certain  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     A SIGNIFICANT NUMBER OF UNITS MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER. SUCH CUSTOMERS MAY SUBSEQUENTLY ENGAGE IN THE SALE OR PURCHASE OF THE SECURITIES THROUGH OR WITH THE UNDERWRITER. ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY BECOME A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE SECURITIES, AND, IF THE UNDERWRITER PARTICIPATES IN SUCH MARKET, IT MAY BE A DOMINATING INFLUENCE IN THE TRADING OF THE SECURITIES. THE PRICES AND THE LIQUIDITY OF THE SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE PARTICIPATION OF THE UNDERWRITER IN SUCH MARKET, SHOULD A MARKET
DEVELOP.                              - 5 -

                              PROSPECTUS SUMMARY
     The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All share and per share information contained in this Prospectus has been restated to reflect a one-for-six reverse split in the Common Stock, effective June 20, 1997.

     Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.

                                 The Company

     Trans Global Services, Inc. (the "Company"), is engaged in providing technical temporary staffing services. In performing such services, the Company addresses the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. The Company seeks to offer its clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they may receive different compensation and benefits than permanent employees.

     In providing its services, the Company engages the employees, pays the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. The Company charges its clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to the Company a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

     The Company is a Delaware corporation which was incorporated in September 1993 under the name Concept Technologies Group, Inc. ("Concept"). The Company's executive offices are located at 1393 Veterans Memorial Highway, Hauppauge, New York 11788, telephone (516) 724-0006.

     In May 1995, Concept acquired all of the issued and outstanding stock of Trans Global Services, Inc., a Delaware corporation now known as TGS Services Corp. ("TGS"), in exchange for a controlling interest in the Company. Such transaction is referred to as the "Trans Global Transaction." See "Certain Transactions -- The Trans Global Transaction." In March 1996, the Company changed its corporate name to Trans Global Services, Inc. Prior to May 1995, the Company's primary business was the operation, through its wholly-owned
subsidiary,   WWR  Technology,   Inc.  ("WWR"),  of  the  Klipsch  professional
loudspeaker business. As a result of the Trans Global Transaction, the Company's principal business became the provision of technical temporary staffing services. See "Certain Transactions -- The Trans Global Transaction." As of September 30, 1995, the Company sold the stock of WWR to an affiliated party. See "Certain Transactions -- Sale of WWR."

     TGS is a Delaware corporation which was incorporated in January 1995 to hold the stock of its two subsidiaries, Avionics Research Holdings, Inc. ("Holdings") and Resource Management International, Inc. ("RMI"). Prior to January 1995, the stock of Holdings and RMI was held by SIS Capital Corp. ("SISC"), which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("Consolidated"). Consolidated is a public company whose businesses include, in addition to the Company, the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical and electro-optical products, a range of telecommunications services and computerized health information systems and related services which are offered to health care providers. Holdings was formed to acquire the stock of two related companies, Avionics Research Corporation of New York and Avionics Research Corp. of Florida (collectively, "Avionics") in December 1993. RMI was formed in 1994 to acquire assets of Job Shop Technical Services, Inc. ("Job Shop") in November 1994. RMI conducts business under the name The RMI Group. Avionics has been engaged in the contract engineering business since its organization in 1954, and RMI commenced such business in November 1994, with the acquisition of assets from Job Shop.

     References to the Company refer to the Company and TGS and its subsidiaries, unless the context indicates otherwise. References to Concept relate to the Company prior to the consummation of the Trans Global Transaction in May 1995.

     At August 31, 1997, SISC was the owner of approximately 40.1% of the Company's outstanding Common Stock. Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company, is also chairman of the board and chief executive officer of Consolidated, SISC and Netsmart Technologies, Inc. ("Netsmart"), which is a public corporation controlled by SISC. He is also chairman or the board of other subsidiaries of Consolidated. Mr. Schiller and SISC together owned approximately 44.2% of the Company's outstanding Common Stock, and Mr. Schiller held warrants and options which, if exercised, would result in the ownership by SISC and Mr. Schiller of an aggregate of approximately 46.8% of the Company's Common Stock. The Trinity Group, Inc. ("Trinity"), a wholly-owned subsidiary of Consolidated, has an agreement with the Company pursuant to which the Company pays Trinity fees of $10,000 per month through March 2000. Such fee will increase to $15,000 per month upon completion of this Offering. Mr. Norman J. Hoskin, a director of the Company, is a director of Consolidated, Netsmart and certain subsidiaries of Consolidated. Mr. E. Gerald Kay, a director of the Company, is a director of certain subsidiaries of Consolidated. See "Management -- Directors and Executive Officers."
                                   -7-

                                        The Offering

Securities Offered:         1,000,000 Units at $         per Unit.  Each Unit
                            consists of one share of Common Stock and one Series
                            E Redeemable Common Stock Purchase Warrant (the
                            "Warrants"). The shares of Common Stock and Warrants comprising the Units are separately transferrable commencing three months from the date of this Prospectus or earlier with the consent of the Company and the Underwriter.
Description of Warrants:

  Exercise of Warrants      The Warrants are exercisable commencing one year
                            from the date of this Prospectus or earlier with the consent of the Underwriter. Subject to redemption by the Company, the Warrants may be exercised at any time during the two-year period commencing one year from the date of this Prospectus at an exercise price of $6.00 per share, subject to adjustment.

  Redemption of Warrants    The Warrants are redeemable by the Company
                            commencing one year from the date of this Prospectus, or earlier with the consent of the Underwriter, at $.01 per Warrant, on not more than 60 nor less than 30 days written notice, provided that the average closing bid price of the Common Stock is at least $10.00 per share, subject to adjustment, for a period of ten consecutive trading days ending not earlier than five trading days prior to the date the Warrants are called for redemption. The consent of the Underwriter cannot be granted with respect to a redemption prior to the date the Warrants may be exercised.

Use of Proceeds:            The net proceeds of this Offering will be used to
                            pay outstanding loans and obligations and for working capital and other corporate purposes. See
                            "Use of Proceeds."

Risk Factors:               Purchase of the Units involves a high degree of risk
                            and should be considered only by investors who can afford to sustain a loss of their entire investment.
                            See "Risk Factors."
Nasdaq Symbols:


  Common Stock              TGSI
  Units                     TGSIU(Proposed)
  Warrants                  TGSIW(Proposed)

Securities1 Outstanding:    At the date of this Prospectus:
                            3,819,721 shares of Common Stock2

                            As Adjusted4:
                            4,819,721 shares of Common Stock2
                            1,000,000 Warrants3

     1 Does not include privately held warrants to purchase an aggregate of 913,354 shares of Common Stock at exercise prices ranging from $7.50 per share to $50.70 per share (collectively, the "Other Warrants").

     2 Does not include a maximum of 465,388 shares of Common Stock which may be issued pursuant to the Company's stock option plans, of which stock options to purchase 245,316 shares are outstanding, and 913,354 shares of Common Stock issuable upon exercise of the Other Warrants, or any shares of Common Stock issuable upon exercise of the Warrants or Underwriter's over-allotment option.

                       Summary Financial Information
               (In thousands, except per share amounts)

Statement of Operations Data1:

                                               Six Months Ended June 30,     Year Ended December 31,

                                               1997           1996           1996         1995           1994
Revenue                                        $38,890       $28,468       $62,594       $63,152        $25,287
Gross profit                                     3,021         2,293         5,158         3,995          1,583
Net income (loss) from continuing operations       158          (569)         (681)       (4,413)          (411)
Net income (loss)                                  158          (569)         (681)       (4,696)          (411)
Net income (loss) per share of Common Stock        .04          (.49)         (.27)        (8.88)         (4.11)
Weighted average number of shares of Common
Stock outstanding                                3,819         1,169         2,530           528            100

Balance Sheet Data:

                                                    June 30, 1997                    December 31,
                                                    As Adjusted2    Actual          1996             1995
Working capital (deficiency)                        $  2,294        $  (599)        $  (755)     $ (2,401)
Total assets                                          15,666         14,202          13,100        12,763
Total liabilities                                      5,656          7,139           6,274         8,511
Accumulated deficit                                   (5,639)        (5,629)         (5,788)       (5,106)
Stockholders' equity                                  10,024          7,064           6,826         4,252
Net tangible book value per share of Common Stock3      1.35            .85             .77         (3.07)

     1 Statement of operations  data includes the  operations of RMI  commencing
       November 22, 1994.

     2 As adjusted to reflect the receipt by the Company of the net proceeds from the sale of the 1,000,000 Units offered hereby, at an assumed offering price of $4.00 per unit, and the use of a portion of the proceeds of this Offering to pay certain debt. See "Use of Proceeds" and "Capitalization."

     3 The net tangible book value per share of Common Stock at December 31, 1995 reflects a liquidation preference of $1,700 relating to one series of Preferred Stock. No Preferred Stock was outstanding on June 30, 1997 or December 31, 1996.

                                  RISK FACTORS
     The purchase of the Units offered hereby involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In analyzing this Offering, prospective investors should carefully consider the following factors, among others.

     1. Recent  substantial  losses from operations.

     (a) Losses from continuing operations. Although the Company generated net income of $158,000, or $.04 per share, on revenue of $38.9 million for the six months ended June 30, 1997, prior to 1997 the Company incurred significant losses from its operations. During the years ended December 31, 1996, 1995 and 1994, the Company sustained losses from continuing operations of $681,000, or $.27 per share, $4.4 million, or $8.35 per share, and $411,000, or $4.11 per share, respectively, on revenue of $62.6 million, $63.2 million and $25.3 million, respectively. The net loss for 1995, after the loss for the discontinued operations and the loss on the sale of the discontinued segment, was $4.7 million, or $8.88 per share. At June 30, 1997, the Company had an accumulated deficit of approximately $5.6 million. The results of operations for 1994 reflect the operations of Holdings for the entire year and RMI commencing November 22, 1994. No assurance can be given that the factors which affected the Company's operations prior to 1997 will not affect its operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (b) Significant interest expenses. The Company finances its payroll obligations by borrowing from a non- affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .3% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. At June 30, 1997 and August 31, 1997, the Company's borrowings from the asset-based lender were $3.8 million and $4.0 million, respectively. The asset-based lender agreed to an amendment to its agreement with the Company, effective November 1, 1997, which reduced the maximum borrowings to $3.0 million and the monthly fee to $10,500, subject to adjustment under certain conditions. The borrowings are secured by a security interest in all of the Company's assets. The ability of the Company to operate profitably is dependent in part upon its ability to obtain adequate financing and reduce financing costs, however no assurance can be given that it can or will be able to reduce its financing costs. See "Risk Factors 2. -- Substantial capital requirements; acceleration of obligations to asset-based lender."

     (c) Low gross margins. For the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, the Company's gross margins were approximately 7.8%, 8.2%, 6.3% and 6.2%, respectively. Revenue from contract engineering services is based on the hourly cost of payroll plus a percentage. Accordingly, no assurance can be given that the Company will be able to increase its gross margin. The success of the Company's business is dependent upon its ability to generate sufficient revenues to enable it to cover its fixed costs and other operating expenses and to reduce its variable costs, principally its interest. Under its agreements with its clients, the Company is required to pay its employees and pay all applicable Federal and state withholding and payroll taxes prior to receipt of payment from the clients. Furthermore, the Company's payments from its clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee.

Accordingly, the Company's cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until the Company satisfies such payroll tax obligations, it will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that the Company experiences turnover in employees, its gross margin will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (d) Penalties for late payment of withholding tax. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, the Company incurred penalties of $165,000, $635,000 and $1.0 million, respectively, for penalties resulting from the late payment of withholding taxes. See "Risk Factors 10. -- Recent delinquency in payment of payroll tax obligations."

     2.  Substantial  capital  requirements;   acceleration  of  obligations  to
asset-based lender.

     (a) Working capital deficiency. As of June 30, 1997, the Company had a working capital deficiency of $599,000. Its working capital deficiency reflects
(i) $3.8 million due to the Company's asset-based lender, (ii) payroll and related taxes and expenses of $2.4 million, (iii) accounts payable and accrued expenses of $500,000 and (iv) other current liabilities of $300,000. The payroll and related taxes and expenses relates primarily to compensation to the Company's contract employees and related taxes, which were paid during the first week of July 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (b)  Substantial   obligations  to  asset-based  lender;   acceleration  of
obligations.   At  June  30,  1997  and  August  31,  1997,   the  Company  owed
approximately $3.8 million and $4.0 million, respectively, to its asset-based lender. The Company had been advised that, as a result of a change in its general lending policies, the Company's asset-based lender will reduce the Company's maximum borrowing availability. The agreement with the asset-based lender has been amended to provide that, at November 1, 1997, the borrowing availability will be reduced to $3.0 million. Such reduction in borrowing availability, if implemented prior to the receipt by the Company of the proceeds of this Offering, would have a material adverse effect upon the Company's business. Although the Company is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain an alternate financing source, the failure of which could have a material adverse effect upon the Company. See "Management Discussion and Analysis of Financial Conditions and Results of Operations."

     The Company is continuing to seek ways to lower its cost of money. In view of the Company's relatively low gross margin, which was approximately 7.8% for the six months ended June 30, 1997, 8.2% for 1996, 6.3% for 1995 and 6.2% for 1994, and its interest costs, which were approximately 1.0%, 1.1% and 1.5% of revenue for the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, respectively, the inability of the Company to reduce its interest expense would adversely affect its ability to operate profitably. The Company intends to address its capital requirements by seeking to increase its capital base through the sale of the Units and by seeking to negotiate more favorable borrowing rates. However, no assurance can be given any increase in its capital base resulting from this Offering will enable the Company to continue to operate profitably.
                                        -12-

     (c) Possible need for additional financing. Although the Company believes that the proceeds from this Offering will be sufficient to fund the Company's anticipated cash requirements for one year following the date of this
Prospectus, conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction of the Company's operations. See "Use of Proceeds."

     (d) Receivable from, and preferred stock of, related parties. At June 30, 1997, the Company had a receivable of $1.6 million from related parties, principally SISC ($280,000) and Arc Networks, Inc. ("Arc"), a majority-owned privately-held subsidiary of SISC ($1.1 million). At June 30, 1997, Arc has a significant working capital deficiency and was operating at a loss. The receivables from SISC and Arc were generated from advances by the Company and, in the case of Arc, services rendered to Arc by the Company and rent for office space provided by the Company. No assurance can be given that such payments will be made.

     At June 30, 1997, the Company held preferred stock of Consolidated which was issued in payment of obligations of WWR to the Company in the amount of $2.1 million. Such obligations were incurred by WWR prior to the Trans Global Transaction. The preferred stock is automatically converted into such number of shares of Consolidated's common stock as has a value at September 30, 2000 of $2.1 million. As of August 31, 1997, Consolidated did not have sufficient shares of its authorized common stock available to enable it to issue the necessary number of shares of common stock to the Company, although its board of directors had approved, subject to stockholder approval, a reverse split and an increase in the number of shares of its authorized common stock, either of which would, at such date, provide Consolidated with sufficient shares of common stock to enable Consolidated to satisfy its obligations to the Company under the terms of the preferred stock. The failure of Consolidated to have sufficient authorized shares or the inability of the Company to realize the $2.1 million from such preferred stock or the shares of Consolidated common stock issuable upon conversion of the preferred stock could have a material adverse effect upon the Company's financial condition.

     3. Concentration of business in aerospace industry; dependence on major customers. The Company's principal clients are in the aerospace industry. The Company's three largest clients for the six months ended June 30, 1997 were The Boeing Company ("Boeing"), Northrop Grumman Corporation ("Northrop Grumman") and Lockheed-Martin Corporation ("Lockheed"), which accounted for revenues of approximately $24 million, or 62.7% of revenue for the period. The Company's three largest clients for the 1996 were Boeing, Lockheed and Northrop Grumman, which accounted for revenues of approximately $38 million, or 60.7% of revenue for the year. For 1995, the Company's three largest clients were Northrop Grumman, Boeing and Lockheed Ft. Worth Company which accounted for revenues of $34 million, or 54% of revenue. The Company's largest client in 1994 was Northrop Grumman, which accounted for $14.3 million, or 57% of revenue. The Company's contracts with its clients may generally be terminated without significant notice and any loss of a major client may have a material adverse effect upon the Company.

     Although the Company's agreements with its clients in the aerospace industry are with the clients and not government departments or agencies, the Company's business in the aerospace industry may be affected by government policies relating to defense spending. At January 1996, the Company lost a major customer in the aerospace industry. The Company's business may also be affected by the consolidation of companies in the aerospace industry. The Company intends to expand its marketing effort to other major companies in industries which it believes are downsizing their present operations and relying on outside consultants to perform services which had been performed by their employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Markets and Marketing."

     4. Dependence upon industry trends. The technical temporary staffing business is dependent upon the continuation of present trends in industry toward downsizing and outsourcing. The Company hires its employees to perform specific services for its clients. The interviewing process may be conducted by the clients, and the clients define the scope of the work. In some instances, the Company's employees were formerly employed by the clients, and may have performed the same duties and reported to the same supervisor. Clients engage technical personnel on a contract basis, rather than hiring such individuals directly, because of the flexibility in retaining personnel and the ability to obtain the services of the Company's employees without the need to provide the compensation and other benefits which would be required to be paid to employees. To the extent that these factors change, either as a result of government policies, company policy or other factors, the Company's business would be adversely affected. Furthermore, to the extent that legislation, government regulations or court decisions require employees of technical staffing companies to receive the same benefits as the clients' employees, the Company's business may be adversely affected. See "Business -- Market and Marketing."

     5. Substantial obligations to and from related parties; related party transactions. During 1996, SISC exchanged $750,000 of its debt for shares of Series F Preferred Stock pursuant to a debt and equity restructure (the "SISC Recapitalization"). Pursuant to the SISC Recapitalization, the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 533,333 shares of Common Stock at $7.50 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. As part of the SISC Recapitalization, the Company issued 100 shares of Series F Preferred Stock to DLB, Inc. ("DLB"), which owned 5% of the Series B and C Preferred Stock. DLB is owned by Mr. Schiller's wife, but Mr. Schiller disclaims beneficial interest in DLB or any securities owned by DLB. SISC transferred 1,000 shares of Series F Preferred Stock to Mr. Lewis S. Schiller, chairman of the board of the Company and Consolidated, pursuant to Mr. Schiller's employment agreement with Consolidated. The 10,000 shares of Series F Preferred Stock held by SISC, Mr. Schiller and DLB were converted into 1,666,666 shares of Common Stock in October and December 1996. See "Certain Transactions." No shares of Series F Preferred Stock are presently outstanding.

     The Company has made advances to Arc, SISC and one other corporation which is affiliated with SISC (collectively, the "SISC Affiliates"), which are not owned or controlled by the Company. The total due from the SISC Affiliates was $1.6 million at June 30, 1997 [Unaudited], of which $1.1 million was due from Arc. Mr. Lewis S. Schiller, chairman of the board, chief executive officer and a director of the Company, is chairman of the board, chief executive officer and a director of Arc; Mr. Joseph Sicinski, president and a director of the Company is a director of Arc, and Messrs. Norman J. Hoskin and E. Gerald Kay, directors of the Company, are directors of Arc. The Company cannot predict whether or when these advances will be repaid because of the SISC Affiliates' lack of working capital and, with respect to Arc, because its operations incur losses. In view of the foregoing, the receivables from the SISC Affiliates are included as long-term receivables on the Company's balance sheet.

     Trinity, a subsidiary of Consolidated and an affiliate of SISC, has a management services agreement with the Company pursuant to which the Company is to pay Trinity $10,000 per month through March 2000. Such fee will increase to $15,000 per month upon completion of this Offering. Mr. Lewis S. Schiller, who is the chairman of the board and chief executive officer of the Company, is the chief executive officer of SISC, Consolidated and Trinity. However, Mr. Schiller receives no cash compensation from the Company.

     At September 30, 1996, Holdings owed former owners of its business $138,000, which is due in installments through May 1997. This obligation was incurred by Holdings in 1993 in connection with the purchase of the business. At the time of the purchase, Holdings was owned by Mr. Joseph G. Sicinski, president of the Company, and one other individual who is not affiliated with the Company. See "Certain Transactions."

 6. Potential conflict of interest. Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company is chairman of the board and chief executive officer of Consolidated. As a result of holding such positions, Mr. Schiller may be in a position to determine the terms and conditions of transactions between the Company and Consolidated, SISC and the SISC Affiliates. In addition, Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated and certain subsidiaries of Consolidated, and Mr. E. Gerald Kay, a director of the Company, is also a director of certain subsidiaries of Consolidated. See "Risk Factors -- 5. Substantial obligations to and from related parties; related party transactions," "Risk Factors -- 14. Continued Control by SISC" and "Management -- Directors and Executive Officers."

     Mr. Schiller's employment agreement with Consolidated also provides that, in the event of a merger or other sale by the Company of its business, he is entitled to receive 20% of the gross profit, as defined, from any sale. Ms. Grazyna B. Wnuk, secretary of the Company and secretary and a director of Consolidated, has an employment agreement with Consolidated which provided that, in the event of such a transaction, she is entitled to 1% of such gross profit. To the extent that any such payments are made by the Company, the amount payable to the stockholders will be reduced. As of the date of this Prospectus, the Company has not conducted any formal or informal negotiations or discussions with respect to any such transaction. See "Certain Transactions."

     7. Broad discretion as to use of proceeds; potential unspecified acquisitions. Approximately $1.5 million, representing approximately 50.7% of the net proceeds of this Offering, are allocated to working capital and other corporate purposes. In addition, to the extent that any proceeds from this Offering are not used to pay the Company's asset-based lender, such proceeds will be used for working capital and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of a significant portion of the net proceeds of this Offering. Purchasers of the Units offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. The Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. No assurance can be given that any such agreements will result in additional revenue or net income for the Company. Furthermore, investors may not have the opportunity to review the business or financial statements of potential acquisition candidates or vote on any acquisition. See "Use of Proceeds" and "Business -- Potential Business Agreements."

     8. Potential change in use of proceeds. Notwithstanding the Company's plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the board of directors. Accordingly, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may engage in other, unrelated businesses and use a portion of the proceeds of the Offering for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses can or will be profitably operated.

     9. Dependence on management. The Company's business is dependent upon its senior executive officers, principally Mr. Joseph G. Sicinski, president, who is responsible for the Company's operations, including marketing and business development. Mr. Sicinski has an employment agreement with the Company pursuant to which he receives annual compensation at the rate of $234,000, plus a bonus equal to 5% of the Company's consolidated income before income taxes, but not more than 200% of his salary. The loss of service of Mr. Sicinski or other key management employees would have a material adverse effect upon the Company's business and prospects. The Company has $500,000 of key man life insurance on Mr. Sicinski's life.

     10. Recent delinquency in payment of payroll tax obligations. The nature of the technical temporary staffing industry is that the service company, such as the Company, pays its employees weekly, but does not receive payment from its clients until the following month. As a result of the size of the tax deposit and because of the lack of available cash under its financing arrangement, the Company, as of June 30, 1996, was approximately five weeks late in payment of Federal withholding tax of approximately $1.6 million. As a result of such failure, the IRS imposed interest and significant penalties.

     During July and August 1996, the Company paid the IRS approximately $1.3 million on account of such withholding tax obligations, including interest and penalties, and entered into a payment agreement with the IRS pursuant to which the Company agreed to pay the remaining $1.5 million, plus interest, in installments, commencing in September 1996. The Company's obligations to the IRS under the agreement have been paid in full. During the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, the Company's selling, general and administrative expenses included approximately $165,000, $635,000 and $1.0 million, respectively, in penalties for late withholding payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     11. Settlement agreement with Department of Labor, other potential claim. The Company and the United States Department of Labor and the independent court-appointed trustee of the Job Shop 401(k) Plan (collectively, "DOL") have entered into a settlement agreement pursuant to which the Company is to pay the DOL an aggregate of $300,000, in 18 installments of $16,667 commencing May 1997. The agreement represented the settlement of certain claims by the DOL resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401(k) retirement plan prior to the purchase by the Company of assets of Job Shop in November 1994. The remaining balance due to the DOL, which was $233,333 at August 31, 1997, will be paid from the proceeds of this Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In May 1991, prior to the acquisition of Holdings by the Company, the Government Printing Office wrote Avionics asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. The Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted. The Company believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position.

     12. Competition. The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. The Company competes with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contracts and conduct extensive advertising campaigns aimed at both employers and job applicants. No assurance can be given as to the ability of the Company to expand its client base into other industries. See "Business -- Competition."

     13. Need to attract qualified personnel. The ability of the Company to generate revenues is dependent upon both its ability to obtain contracts with clients and to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and the Company competes with other companies in obtaining contracts with potential clients and in attracting employees. See "Business -- Competition."

     14. Continued control by SISC. As of August 31, 1997, SISC and Mr. Lewis S. Schiller beneficially owned 40.1% and 4.1% of the Company's outstanding Common Stock, respectively. SISC is a wholly-owned subsidiary of Consolidated, and Mr. Schiller is chief executive officer of the Company, SISC and Consolidated. Furthermore, Mr. Schiller holds presently exercisable warrants to purchase 158,333 shares of Common Stock at $7.50 per share and options to purchase 833 shares of Common Stock at $6.186 per share and 25,000 shares of Common Stock at $6.75 per share. After including the shares of Common Stock issuable upon exercise of such warrants and options, SISC and Mr. Schiller beneficially own in the aggregate, 46.8% of the Common Stock. As a result, Mr. Schiller, as chief executive officer of SISC and the Company, has the power to elect all of the Company's directors and approve any matter requiring stockholder approval as well as to determine the terms of any agreements between the Company, on the one hand, and SISC, Consolidated and their subsidiaries and affiliates, on the other hand. See "Principal Stockholders."

     15. Possible delisting from The Nasdaq System and market illiquidity. The Company's Common Stock is, and the Units and Warrants are expected to be, listed on The Nasdaq SmallCap Market. The continued listing of the Common Stock and Warrants on The Nasdaq SmallCap Market is subject to the Company meeting the Nasdaq maintenance requirements, pursuant to which the Company must, among other conditions, either maintain net tangible assets (i.e., total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years. The Company will also be required to meet certain corporate governance requirements. If the Company is unable to satisfy Nasdaq's requirements for continued listing, such securities may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in such securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Electronic Bulletin Board. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

     A significant number of the Units may be sold to customers of the Underwriter. Such customers may subsequently engage in the sale or purchase of the securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter may become a market maker and otherwise effect transactions in securities of the Company, and, if it participates in such market, may be a dominating influence in the trading of the securities. The prices and the liquidity of the Units, Common Stock and Warrants may be significantly affected by the degree, if any, of the participation of the Underwriter in such market, should a market arise.

16. Risks of low-priced stocks; penny stock regulations. If the Company's securities were delisted from The Nasdaq SmallCap Market (See "Risk Factors --
15. Possible delisting of securities from The Nasdaq System and market illiquidity") they may become subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker- dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker- dealers to sell the Company's Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of the Common Stock or Warrants acquired pursuant to this Prospectus in the secondary market.

     The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Units, Common Stock or Warrants if the Common Stock is listed on The Nasdaq SmallCap Market and has certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for such securities could be materially adversely affected.

     17. Arbitrary offering price and terms. The price and composition of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriter and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other indicia of value.

     18. No Common Stock dividends anticipated. The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

     19. Shares eligible for future sale; shares issuable pursuant to warrants, options and preferred stock; registration rights. Almost all of the 3,819,721 shares of Common Stock outstanding at August 31, 1997, may be publicly sold as a result of either the registration of such shares as part of the Company's initial public offering in February 1994, the expiration of the holding period pursuant to Rule 144 of the Commission or the expiration of the restricted period pursuant to Regulation S of the Commission. Rule 144 permits the sale of restricted securities, subject to the Rule 144 volume limitations, one year after the date of issuance by the Company or the date of transfer by an affiliate of the Company. Affiliates of the Company will continue to be subject to the volume limitations of Rule 144. SISC and the Company's directors and executive officers have agreed to a 24-month lockup during which they may not sell their shares without the prior approval of the Underwriter. The lock-up agreement provides for a limited release from the lock-up restrictions if certain stock price levels are attained during such period.

     As of August 31, 1997, the Company had reserved (a) 913,354 shares of Common Stock issuable upon exercise of the Other Warrants with exercise prices ranging from $7.50 per share to $50.70 per share with varying expiration dates and (b) 465,388 shares of Common Stock which may be issued pursuant to the Company's stock option plans, of which stock options to purchase 244,490 shares were outstanding. The Other Warrants include warrants to purchase 816,666 shares of Common Stock at $7.50 per share through March 31, 2001, which are principally held by SISC and the Company's present and former directors and their designees.

     The Company cannot predict the effect, if any, that the issuance of shares of Common Stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the Units, Common Stock or Warrants, and no assurance can be given that the market for and market price of the Common Stock will not be materially and adversely affected by the registration and sale of any of such shares.

     20. Potential adverse impact of Preferred Stock on rights of holders of Common Stock. The Company's certificate of incorporation authorizes the issuance of so-called "blank check" preferred stock with the board of directors having the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The board of directors has in the past issued shares of Preferred Stock with the right to vote more than one vote per share. The Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Units, Common Stock and Warrants. Although the Company has no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, the Company may issue such shares in the future. In addition, the issuance of Preferred Stock with multiple voting rights may adversely affect the Company's listing on The Nasdaq SmallCap Market. The Company cannot issue additional shares of Preferred Stock for two years from the date of this prospectus without the consent of the Underwriter.

     21. No public market for Units or Warrants. Prior to this Offering, there has been no public trading market for the Units or Warrants. Although the Common Stock is listed on The Nasdaq SmallCap Market and the Company has applied to have the Units and Warrants listed on The Nasdaq SmallCap Market, there can be no assurance that an active market in any of such securities will develop or, if such a market develops, that it will be sustained.

     22. Dilution. Purchasers of the Units will incur a dilution of $2.65 per share, or 66% from the initial public offering price of the Units, without allocating any value to the Warrants. See "Dilution."

     23. Forward-looking statements. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.

                                   DILUTION

     The net tangible book value of the Company's Common Stock at June 30, 1997 [Unaudited] was approximately $.85 per share. All share and per share information included in this Prospectus has been restated to reflect a one-for-six reverse split effective June 20, 1997. Net tangible book value represents the amount of the Company's tangible assets reduced by the amount of its liabilities. Without taking into effect any change in net tangible book value of the Company after June 30, 1997 other than as a result of the sale of the 1,000,000 shares of Common Stock included in the Units, after deducting fees and other estimated expenses of the Offering and ascribing no value to the Warrants, the Company's net tangible book value as of June 30, 1997 would have been approximately $1.35 per share. This amount represents an immediate increase in net tangible book value per share of approximately $.50 to the present stockholders and an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately $2.65 to the purchasers of the Units.

The following table illustrates the dilution of one share of Common Stock as of June 30, 1997:

Offering price per share of Common Stock                                  $4.00
Net tangible book value per share at June 30, 1997             $.85
Increase per share attributable to sale of the Units offered hereby  .50
                                                                     ---
Pro forma net tangible book value per share after Offering                $1.35
Dilution to public investors                                              $2.65*

     * If the Underwriter exercises the over-allotment option in full, the pro forma net tangible book value would be $1.41 per share of Common Stock, resulting in an increase in the net tangible book value per share of $.56 and dilution to the public investors of $2.59 per share.

                    MARKET FOR COMMON STOCK; DIVIDENDS

     The Company's securities have been traded on The Nasdaq SmallCap Market since the Company's initial public offering on February 15, 1994, pursuant to which the Company sold units (the "1994 Units"), each 1994 Unit consisting of one share of Common Stock and one Callable Common Stock Purchase Warrants ("1994 Warrants"). The 1994 Warrants expired unexercised in May 1997, with no 1994 Warrants having been exercised. The Common Stock has been traded on The Nasdaq SmallCap Market since September 22, 1994. The symbol for the Common Stock is "TGSI."

The high and low closing prices for the Company's Common Stock since January 1, 1995 are as set forth below.


                                                  Common Stock
                                               High                   Low
1995
  First Quarter                                 23.25                  12.00
  Second Quarter                                28.50                  21.00
  Third Quarter                                 25.50                  12.75
  Fourth Quarter                                21.00                   8.25
1996
  First Quarter                                 10.12                   5.62
  Second Quarter                                10.50                   7.31
  Third Quarter                                 11.81                   8.25
  Fourth Quarter                                13.50                   8.62
1997
 First Quarter                                  12.56                   6.75
 Second Quarter                                  9.18                   1.56
 Third Quarter (through September 19)            3.88                   1.56
------------------------------------------ --------------------------

     The closing price for the Common Stock on September 19 , 1997 was $3.875 per share. These quotations reflect inter- dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions and have been restated to reflect the one-for-six reverse split effective June 20, 1997.

     As of August 31, 1997, the Company believes that there were approximately 1,750 beneficial holders of the Common Stock.

     The Company has paid no dividends on its Common Stock since inception, and does not expect to pay any dividends for the foreseeable future.

                           USE OF PROCEEDS

     The Company intends to utilize the net proceeds from the sale of the Units pursuant to this Prospectus, estimated at approximately $3.0 million (assuming the Underwriter's over-allotment option is not exercised), substantially as follows:

 (a) Approximately $1.3 million (43.9 of the net proceeds) to reduce the Company's obligations to its asset based lender.1

 (b) Approximately $200,000 (6.8%) to pay the Company's obligations to the DOL-2

 (c) The balance of approximately $1.5 million (50.7%) for working capital and other general corporate purposes.

     1 At June 30, 1997 [Unaudited] and August 31, 1997, the Company owed its asset-based lender approximately $3.8 million and $4.0 million, respectively. Pursuant to an amendment to the Company's agreement with its asset-based lender, the Company's borrowing availability will be reduced to $3.0 million on November 1, 1997. The Company is seeking alternative financing sources. In the event that the Company obtains such financing on reasonable terms, all or a portion of the proceeds allocated to pay the asset-based lender may be used for working capital and other corporate purposes.

     2 Pursuant to the Company's agreement with the DOL, the Company is to pay the DOL the balance of its obligations to the DOL from the proceeds of this Offering. At August 31, 1997, the unpaid balance was approximately $233,000.

     The foregoing represents the Company's best estimate of its allocation of the proceeds of this Offering based upon the present state of its business, operations and plans, current business conditions and the Company's evaluation of the market for the Company's services. Management will have broad discretion to determine the use of a substantial portion of the proceeds of this Offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, including difficulties encountered in marketing its services. Furthermore, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses and those described under "Risk Factors," as well as changes in the economic climate and changes or anticipated changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the board of directors. Furthermore, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may use the proceeds from this Offering to engage in other unrelated businesses, although it has no such intention at this time.

     The Company believes that the net proceeds from this Offering will be sufficient to satisfy the Company's cash requirements for at least twelve months following the date of this Prospectus. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company.

     The Company may use a portion of the proceeds of this Offering in connection with acquisitions, joint ventures or other arrangements, which management deems necessary or desirable in connection with the development of the Company's business and related activities. The Company has not entered into any letters of intent or agreements with respect to any such arrangements or transactions. However, to the extent that the Company negotiates such a transaction which requires payment of cash, the Company will use a portion of the proceeds allocated to working capital and other corporate purposes to make such acquisition. In this connection, the Company may reallocate all or a portion of the proceeds allocated to payment of the Company's asset-based lender and the prepayment of the Company's obligations to the IRS. "Business -- Potential Business Agreements."

     Pending the application of the funds as described above, said funds will be invested in short-term interest-bearing deposits and securities.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to reflect the sale of the 1,000,000 Units offered hereby and the application of a portion of the proceeds from this Offering to pay short-term debt.

                                                       June 30, 1997
                                                  Actual         As Adjusted
                                                    (Dollars in thousands)
Short-term debt:
     Loan payable -- asset-based lender1          $ 3,812           $ 2,512
     Other notes payable2                             138               138
                                                      ---               ---
                                                  $ 3,950           $ 2,650
                                                  =======           =======

Stockholders' equity:
     Preferred Stock, par value $.01 per
     share, 20,000,000 shares authorized,
     none issued or outstanding Common Stock,
     par value $.01 per share, 50,000,000
     shares authorized, 3,819,721 shares
     issued and outstanding and 4,819,721
     shares issued and outstanding as adjusted-3  $    38            $   48

     Capital in excess of par 5                    12,888            15,838
     Accumulated deficit                           (5,629)           (5,629)
     Deferred compensation fee                       (233)             (233)
                                                     ----              ----
     Stockholders' equity                         $ 6,826           $10,024
                                                  =======           =======

     1 The Company's  loan from its  asset-based  lender bears interest at prime plus 2%. In  addition,  the Company  pays a fee of .3% of the face amount of all invoices  financed,  regardless of the amount borrowed against the invoice.  See
Note  3  of  Notes  to  Trans  Global  Services,   Inc.  Consolidated  Financial
Statements.

     2 These notes were issued in connection with the acquisition of Avionics. See Note 8 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

     3 Does not include an aggregate of 1,378,692 shares of Common Stock reserved as follows: (a) 465,338 shares issuable pursuant to the Company's stock option plans, of which stock options to purchase 245,316 shares are outstanding,
(b) 913,354 shares of Common Stock issuable upon exercise of the Other Warrants. The number of reserved shares of Common Stock does not include any shares of
Common Stock issuable upon exercise of the Warrants or exercise of the Underwriter's over-allotment option or Underwriter's Option. See "Certain Transactions," "Description of Securities" and "Underwriting."

     See "Business -- Property" and Note 10 of Notes to Trans Global Services, Inc. Consolidated Financial Statements for information concerning the Company's long-term lease obligations.

                           TRANS GLOBAL SERVICES, INC.
                            SELECTED FINANCIAL DATA
                   (In thousands, except per share amounts)

     Set forth below is selected financial data with respect to the Company for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data1:

                                                                 Six Months Ended June 30,                Year Ended December 31,
                                                              1997            1996            1996            1995           1994
Revenue                                                      $38,890         $28,468       $62,594         $63,152        $25,287
Gross profit                                                   3,021           2,293         5,158           3,995          1,583
Net income (loss) from continuing operations                     158            (569)         (681)         (4,413)          (411)
Net income (loss)                                                158            (569)         (681)         (4,696)          (411)
Net income (loss) per share of Common Stock                      .04            (.49)         (.27)          (8.88)         (4.11)
Weighted average number of shares of Common
Stock outstanding                                              3,819           1,169         2,530             528            100
Balance Sheet Data:
                                                                                                    December 31,
                                                        June 30, 1997          1996            1995           1994
Working capital (deficiency)                                 $  (599)        $  (755)        $(2,401)       $(1,805)
Total assets                                                  14,202          13,100          12,763         10,345
Total liabilities                                              7,139           6,274           8,511          9,033
Accumulated deficit                                           (5,629)         (5,788)         (5,106)          (411)
Stockholders' equity                                           7,064           6,826           4,252          1,312

1 Statement of operations data includes the operations of RMI commencing
  November 22, 1994.

                               TRANS GLOBAL SERVICES, INC.
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                                 RESULTS OF OPERATION

Results of Operations

     The following information relates to the business of the Company and TGS for the periods covered. The only business conducted by the Company is the technical temporary staffing services business, which was conducted by TGS and its affiliated companies prior to the completion of the Trans Global Transaction. The business conducted by the Company prior to the Trans Global Transaction is no longer conducted by the Company and is treated as discontinued operations. References to the Company's operations prior to January 1995, when the Company was organized, relate to the operations of Avionics and RMI as subsidiaries of SISC.

Six Months Ended June 30, 1997 and 1996

     Revenue from technical temporary staffing services is based on the hourly cost of payroll plus a percentage. The success of the Company's business will be dependent upon its ability to generate sufficient revenues to enable it to cover its fixed costs and other operating expenses, and to reduce its variable costs, principally its interest. Under its agreements with its clients, the Company is required to pay its employees and pay all applicable Federal and state withholding and payroll taxes prior to receipt of payment from the clients. Furthermore, the Company's payments from its clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee. Accordingly, the Company's cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until the Company satisfies its payroll tax obligations, it will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that the Company experiences turnover in employees, its gross margin will be adversely affected. For example, in 1997, Social Security taxes are payable on the first $65,400 of compensation. Once that level of compensation is paid with respect to any employee, there is no further requirement for the Company to pay Social Security tax for such employee. Since most of the Company's employees receive compensation in excess of that amount, the Company's costs with respect to any employee are significantly higher during the period when it is required to pay Social Security taxes than it is after such taxes have been paid.

     For the six months ended June 30, 1997 (the "June 1997 period"), the Company had revenues of $38.9 million, an increase of 36.6% from the revenue of $28.5 million during the six months ended June 30, 1996 (the "June 1996 period"). The increase in revenue reflects the Company;s increased placement efforts and its ability to more than replace one of its larger customers in the aerospace industry which it lost in January 1996. During the June 1997 period, approximately 62.7% of the Company's revenue was derived from its three largest clients and 81% of such revenue was derived from its five largest clients. During the June 1996 period, approximately 56.8 % of the Company's revenue was derived from its three largest clients and 70.7% of such revenue was derived from its five largest clients. See "Business -- Markets and Marketing." The Company's gross margin for the June 1997 period was 7.8%, as compared to 8.0% for June 1996 period. The decrease reflects a higher level of payroll taxes, as a percentage of revenue, during the June 1997 period.
                                   -26-

     Although selling, general and administrative expenses were substantially unchanged from the June 1996 period to the June 1997 period, such expenses include Federal withholding tax penalties of $165,000 and $475,000 for the June 1997 and June 1996 periods, respectively. Selling, general and administrative expenses other than Federal withholding tax penalties increased by 17.3% from $1.8 million to $2.1 million, resulting from increased selling and marketing expenses.

     The Company finances its payroll obligations by borrowing from a non-affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .30% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. This reflects a reduction in the financing charges resulting from a June 1995 amendment to its borrowing agreement. Prior to the June 1995 amendment, the Company paid interest at a rate of 4% in excess of prime and a fee of 1% of its borrowings relating to RMI's operations. Pursuant to an amendment to the Company's agreement with its asset-based lender, on November 1, 1997, the borrowing availability will be reduced to $3.0 million and the Company will pay a fixed monthly fee of $10,500 to the asset-based lender. The fee will be subject to increases to the extent that receivables in any month exceed $10.0 million. The interest rate of 2% in excess of prime will not be affected by the amendment. The borrowings are secured by a security interest in all of the Company's assets. At June 30, 1997, borrowings from the asset-based lender were approximately $3.8 million. The ability of the Company to operate profitably is dependent in part upon its ability to reduce its financing costs. The interest rates (exclusive of the fee) payable by the Company at June 30, 1997 and 1996 was 10.5% and 10.25%, respectively. During the June 1997 period, the interest expense was approximately $383,000, a 17.5% increase from $326,000 for the June 1996 period as a result of increased borrowings and slightly higher interest rates.

     Amortization of customer lists and other intangible assets decreased 14.7% from $231,000 in the June 1996 period to $197,000 in the June 1997 period.

     The Company has not provided for income taxes for the June 1997 period because of its ability to use the tax loss carryforwards from prior periods. The Company did not provide for any net income tax benefits for the June 1996 period to reflect the benefit of its net operating loss since, based on its operations through June 30, 1996, pursuant to SFAS No. 109, "Accounting for Income Taxes," the Company had determined that it was more likely than not that the deferred tax asset resulting from the net operating loss would not be used by the Company.

     As a result of the foregoing, the Company had net income of $158,000, or $.04 per share, for the June 1997 period, as compared with a loss of $569,000, or $.49 per share, for the June 1996 period. The Company believes that, with the increased level of revenue and the stabilized level of selling, general and administrative expenses, it can improve its operations following the completion of this Offering by reducing its interest expense. The Company may also seek to reduce its financing costs further by seeking to enter into agreements with other financing sources which would offer lower financing costs. However, no assurance can be given that the Company can or will operate profitably in future.

Years Ended December 31, 1996 and 1995

     Revenue for 1996 was $62.6 million, reflecting a 1% decrease from the revenue of $63.2 million during 1995. This decrease is attributed to the loss of a contract in January 1996, from one of the Company's larger customers in the aerospace industry. By December 31, 1996, the Company had increased its revenue base so that, at such date, the annual rate of revenue was greater than it was prior to the loss of the customer. During 1996, approximately 61% of the Company's revenue was derived from its three largest clients and 75% of such revenue was derived from its five largest clients. See "Business --Markets and Marketing." The Company's gross margin for 1996 was 8.2%, as compared to 6.3% for 1995. The increase reflects a higher gross margin on the new contracts entered into by the Company as compared with the lower gross margin on the contract that was lost.

     Selling, general and administrative expenses decreased by $1.9 million, or 30.0%, from $6.4 million in 1995 to $4.5 million for 1996. This decrease reflects a high level of such expenses in 1995 resulting from the issuance of securities to consultants in 1995 ($2.3 million) and penalties for late withholding taxes ($1.0 million). During 1996, penalties for late withholding taxes were $635,000.

     During 1995, the Company incurred $528,000 of acquisition expenses relating the issuance of securities in connection with the Trans Global Transaction. The acquisition expenses reflect the value of Common Stock issued to a finder in connection with the Trans Global Transaction and in consideration of agreements by certain of the Company's stockholders to enter into lock-up agreements. The delivery of such shares of Common Stock was deferred until after the Company's certificate of incorporation was amended to increase its authorized Common
Stock. See Note 14 of Notes to Trans Global Services, Inc. Consolidated Financial Statements. No comparable expenses were incurred in 1996.

     The Company finances its payroll obligations by borrowing from a non-affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .30% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. This reflects a reduction in the financing charges resulting from a June 1995 amendment to its borrowing agreement. Prior to the June 1995 amendment, the Company paid interest at a rate of 4% in excess of prime and a fee of 1% of its borrowings relating to RMI's operations. Pursuant to a January 1997 amendment to the Company's agreement with its asset-based lender, on April 1, 1997, the borrowing availability will be reduced to $3.0 million and the Company will pay a fixed monthly fee of $10,500 to the asset-based lender. The fee will be subject to increases to the extent that receivables in any month exceed $10.0 million. The interest rate of 2% in excess of prime will not be affected by the amendment. The Company is negotiating with the asset-based lender with respect to a deferral of the date on which the reduction of availability becomes effective and has received oral advice from such lender granting a reasonable extension. The borrowings are secured by a security interest in all of the Company's assets. At December 31, 1996, such borrowings from the asset-based lender were approximately $3.7 million. The ability of the Company to operate profitably is dependent in part upon its ability to reduce its financing costs. The interest rates (exclusive of the fee) payable by the Company at December 31, 1996 and 1995 was 10.25%. During the 1996, the interest expense was approximately $712,000, as compared to $963,000 for 1995, a decrease of 26%, which reflects the reduced borrowing rates which were effective in June 1995.
                                    -28-

     Amortization of customer lists and other intangible assets was unchanged from 1995 to 1996. During 1996, the Company established a $300,000 reserve in connection with the claim by the DOL arising from the acquisition of Job Shop assets, which is reflected on the Consolidated Statements of Operations as a contingency reserve. During the June 1997 period, the Company entered into an agreement with the DOL pursuant to which the Company agreed to pay the DOL $300,000.

     The Company has not provided for income taxes for 1996 due to a current period loss. Federal and state tax benefits have not been recognized for 1996 since, under SFAS No. 109, "Accounting for Income Taxes," the Company has determined that more likely than not the deferred tax asset will not be realized.

     As a result of the foregoing, the Company sustained a net loss of $681,000, or $.04 per share, for 1996, as compared with a loss of $4.7 million, or $1.48 per share, for 1995. The Company believes that, with the reduced level of selling, general and administrative expenses and improved gross margin, which are reflected in the results of its operations for 1996, it can improve its operations following the completion of this Offering by reducing its interest expense through its amended agreement with its asset-based lender combined with a lower level of borrowing and eliminating future late withholding tax penalties, which affected the Company's operations since its organization. The Company may also seek to reduce its financing costs further by seeking to enter into agreements with other financing sources which would offer lower financing costs. However, no assurance can be given that the Company can or will operate profitably in future.

Years Ended December 31, 1995 and 1994

     For the year ended December 31, 1995, the Company had revenues of $63.2 million, reflecting a 150% increase in revenue from the revenue of $25.3 million during 1994. During 1994, the Company's operations consisted of Avionics for the entire year and RMI from November 22, 1994, the date of the acquisition of Job Shop assets. The increase in revenue in 1995 reflected the inclusion of the operations of RMI for the entire year, as well as an increase in revenue from Avionics' clients resulting from its increased marketing effort. The increase in costs of sales from $23.7 million for 1994 to $59.2 million for 1995 also reflects the inclusion of the operations of RMI. The gross margin was 6.3% for both 1995 and 1994.

     Selling, general and administrative expenses increased by 540% from $1.0 million for 1994 to $6.4 million for 1995. This increase reflects a number of factors, including (i) $2.3 million from the issuance of securities for consulting services, (ii) $2.0 million managing expenses relating to the operations of RMI; and (iii) $1.0 million of penalties resulting from late withholding tax payments. Although the Company has been taking steps to reduce overhead, it is possible that selling, general and administrative expenses may continue at modestly reduced levels for the short-term future. In 1994, selling, general and administrative expenses reflected a $159,000 credit resulting from the refund of a withholding tax penalty previously paid by the Company.

     During  1995,   the  Company  also  incurred   approximately   $528,000  of
acquisition expenses reflecting the value of securities issued in connection with the Trans Global Transaction.

     Amortization of customer lists and other intangible assets increased by 47% during 1995 from $309,000 to $455,000, reflecting the increased amortization resulting from the November 1994 acquisition of Job Shop assets. During 1994, the amortization related primarily to the December 1993 acquisition of Avionics.

     The Company incurred an operating loss for 1995 of $3.4 million, compared with operating income of $277,000 for 1994. The increase in the loss reflects
(i) the substantial  increase in selling,  general and administrative  expenses,
(ii) the acquisition expenses relating to the Trans Global Transaction and (iii) the increased amortization of intangibles.

     The Company's interest expense reflects principally its obligations due to its asset-based lender. In June 1995, the Company effected a reduction in the financing costs under its agreement with its asset-based lender for borrows by RMI. The interest rate (exclusive of the fee) payable by the Company at December 31, 1995 was 10.25%. In 1995, the average outstanding borrows increased 147% from $1.5 million to $3.7 million. The increase in outstanding borrows reflected the inclusion of the operations of RMI for the entire year in 1995. As a result, although the Company was able to reduce its finance rates from 1994 to 1995, finance costs increased 38.4% from $696,000 for 1994 to $963,000 for 1995.

     As a result of the foregoing, the Company sustained a loss from continuing operations of $4.4 million, or $1.39 per share, for 1995 as compared with a loss of $411,000, or $.68 per share, for 1994.

     At September 30, 1995, the Company disposed of WWR, which operated its loudspeaker business. Such business is reflected as a discontinued operation. This operation generated a loss of approximately $25,000 for 1995. After giving effect to the loss from discontinued operations, the Company's net loss for 1995 was $4.7 million, or $1.44 per share.


Liquidity and Capital Resources

     As of June 30, 1997, the Company had a working capital deficiency of $599,000. Its working capital deficiency reflects (a) $3.8 million due to the Company's asset-based lender, (b) payroll and related taxes and expenses of $2.4 million, (c) accounts payable and accrued expenses of $500,000 and (d) other current obligations of $300,000. The payroll and related taxes and expenses relates primarily to compensation to the Company's contract employees and related taxes, which were paid during the first week of July 1997. At such date, the Company required additional capital to enable it to reduce its expenses, principally interest, and expand its operations. The principal source of funds, other than its asset-based lender, has been from the sale of securities. In July 1996, the Company raised $2 million from the sale of Common Stock and used such funds principally to pay tax obligations.

     At June 30, 1997, the Company owed approximately $3.8 million to its asset-based lender. The Company had been advised that, as a result of a change in its general lending policies, the asset-based lender was to reduce the Company's maximum borrowing availability to $3.0 million, effective in November 1, 1997. In January 1997, the asset-based lender agreed to an amendment to its agreement with the Company pursuant to which, at November 1, 1997, the borrowing availability will be reduced to $3.0 million. Such reduction in borrowing availability, if implemented prior to the receipt by the Company of the proceeds of this Offering, would have a material adverse effect upon the Company's business. The amendment also provides for a reduction in the monthly fee payable to the asset-based lender. Although the Company is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain an alternate financing source, the failure of which could have a material adverse effect upon the Company.

     The Company has entered into an agreement with the DOL which provides for payments in the aggregate amount of $300,000, payable $16,667 per month, provided, that, upon completion of this Offering, the Company is required to pay the unpaid balance to the DOL. At June 30, 1997, the amount due to the DOL was $250,000.

     In May 1991, prior to the acquisition of Avionics by the Company, the Government Printing Office wrote Avionics asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. Although the Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted, it believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position.

     The Company believes that the net proceeds from this Offering will be sufficient to meet its capital requirements for twelve months following completion of this Offering. However, no assurance can be given that the Company will not require additional funds prior to such time or, if such funds are required, that they will be available to the Company on acceptable terms.

                                  BUSINESS

     Since May 1995, the Company's principal business has been technical temporary staffing service. In performing such services, the Company, through its two wholly-owned subsidiaries, Holdings and RMI, addresses the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. The Company believes that the market for outsourcing services such as those offered by the Company results from the trend in employment practices by major corporations in the aerospace, electronics, energy, engineering and telecommunications industries to reduce their permanent employee staff and to supplement their staff with temporary personnel on an as-needed basis. The Company seeks to offer its clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they receive different compensation and benefits than permanent employees.
                                     -31-

     In providing its services, the Company engages the employees, pays the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. The Company charges its clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to the Company a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

     The Company also offers its clients a range of integrated logistical support services which are performed at the Company's facilities. These services, which are ancillary to a project, include the management of technical documents involving technical writing, preparation of engineering reports, parts provisioning documents and test equipment support documents, establishing maintenance concepts and procedures, and providing manpower and personnel support. In performing these services, the Company hires the necessary employees for its own account and may work with the client in developing and preparing the documentation. Payments would be made pursuant to a purchase order from the client on a project basis and not as a percentage of the cost of the employees. To date, the integrated logistics support business has not generated more than nominal revenue, and no assurance can be given that the Company will generate any significant revenue or profit from such services.

     The Company's strategy has been directed at increasing its customer base and providing additional services, such as integrated logistics support, to its existing customer base. The Company believes that the key to profitability is to provide a range of services to an increased customer base. In this connection, the Company is increasing its marketing effort both through its own personnel and in marketing efforts with other companies that offer complementary services.

Markets and Marketing

     The market for the Company's services is comprised of major corporations in such industries as aerospace, electronics, energy, engineering, computer services and telecommunications, where "downsizing" and "outsourcing" have become an increasingly important method of cost reduction. Typically, a client enters into an agreement with one or a small number of companies to serve as employer of record for its temporary staff, and its agreements are terminable by the client without significant notice.

     The Company maintains a computerized data base of technical personnel based upon their qualifications and experience. The data base, which contains more than 100,000 names, is generated through employees previously employed by the Company, referrals and responses to advertisements placed by the Company in a variety of local media, including newspapers, yellow pages, magazines and trade publications. Part of its responsibilities for any engagement is the recruitment and initial interviewing of potential employees, with the client conducting any final interviews it deems necessary. The majority of work performed by the Company's employees is performed at the client's premises and under the client's direction, although the Company is the employer of record.

     The Company markets its services to potential clients through its officers, management and recruitment personnel who seek to provide potential clients with a program designed to meet the client's specific requirements. The marketing effort utilizes referrals from other clients, sales calls, mailings and telemarketing. The Company also conducts an ongoing program to survey and evaluate the clients' needs and satisfaction with the Company's services, which it uses as part of its marketing effort.

     Although the Company has eight offices, including its main office in Long Island, New York, throughout the United States, there is no limited geographic markets for the Company's services. The Company has in the past established offices in new locations when it receives a contract in the area and it cannot effectively service such contract from its existing offices. The Company intends to continue to establish new offices as necessary to meet the needs of its customers.

     A client will utilize contract engineering services such as those provided by the Company when it requires a person with specific technical knowledge or capabilities which are not available from the client's permanent staff or to supplement its permanent staff for a specific project or to meet peak load requirements. When the client requires personnel, it provides the Company with a detailed job description. The Company then conducts an electronic search in its computerized resume data base for candidates matching the job description. In addition, each branch office maintains a file of active local resumes for candidates available for assignment in the vicinity of the branch office. The candidates are then contacted by telephone by the Company's recruiters, who interview interested candidates. If a candidate is acceptable to the Company and interested in the position, the Company refers the candidate to the client. An employment agreement is executed with the Company prior to the commencement of employment.

     The Company serves primarily the aerospace and electronics industries as well as the telecommunications, banking and computer science industries and public utilities along with numerous manufacturing companies. The Company is
expanding  its  effort  to  address  the  general  trend  of "downsizing"   and
"outsourcing" by major corporations on a national basis. To meet this goal, the Company has commenced a national sales campaign addressing a broad spectrum of Fortune 500 companies, offering a managed staffing service to those companies in the process of downsizing and outsourcing specific functions. Since a company engaged in downsizing seeks to focus on its core business needs with its in-house staff, the Company seeks to identify and address the needs of a specific task or department not part of the core business for which outsourcing would be an appropriate method of addressing those needs. In addressing these needs, the Company has conducted marketing efforts with Manpower International, Inc., TAD Resources International Inc. and Olsten Corporation.

     The Company's contracts are generally terminable by the client on short notice.

     The Company's largest customers for the six months ended June 30, 1997 were Boeing, Northrop Grumman, Lockheed, Gulfstream Aerospace Corp. ("Gulfstream")
and  Bell   Helicopter   Textron  ("Bell Helicopter"),   which  accounted  for
approximately $9.0 million, $7.8 million, $5.1 million, $3.6 million and $2.7 million, or 25.8%, 22.4%, 14.5%, 10.3% and 7.6% of revenue, respectively. The Company's largest customers for the 1996 were Boeing, Lockheed, Northrop Grumman, Gulfstream and Bell Helicopter, which accounted for approximately $16.3 million, $12.9 million, $9.1 million, $4.8 million and $3.7 million, or 25.6%, 20.8%, 14.4%, 8% and 6.4% of revenue, respectively. For the year ended December 31, 1995, Northrop Grumman, Lockheed and Boeing accounted for $19.4 million, $10.2 million and $9.6 million, or 30.7%, 16.1% and 15.2% of revenue, respectively. No other client accounted for 5% or more of the Company's revenues in either the six months ended June 30, 1997 or the years ended December 31, 1996 or 1995.

     Avionics' largest clients for 1994 were Northrop Grumman and Martin Marietta Corp., which accounted for approximately $14.5 million and $2.0 million, respectively, which represented approximately 57% and 8% of the Company's revenue for 1994.

     RMI was formed in 1994 to acquire assets of Job Shop in November 1994. RMI conducts business under the name The RMI Group. During 1994, six clients of RMI and Job Shop accounted for aggregate revenues of $32 million, or approximately 90% of their combined revenue for the year. Boeing and Lockheed Ft. Worth Company, which accounted for revenues of $10 million and $7.5 million, or 22% and 17% of such combined revenue for 1994, were the only clients which accounted for more than 10% of the combined revenue of RMI and Job Shop. Four other clients, three of which are in the aerospace industry, accounted for aggregate revenue of $14.7 million, or 51% of the combined revenue of RMI and Job Shop for 1994.

Competition
     The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. The Company competes with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contacts and conduct extensive advertising campaigns aimed at both employers and job applicants. The Company believes that the ability to demonstrate a pattern of providing reliable qualified employees is an important aspect of developing new business and retaining existing business. Furthermore, the ability of the Company to generate revenues is dependent not only upon its ability to obtain contracts with clients, but also to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and the Company competes with other companies in attracting employees.

Government Regulations

     The technical temporary staffing industry, in which the Company is engaged, does not require licensing as a personnel or similar agency. However, as a provider of personnel for other corporations, it is subject to Federal and state regulations concerning the employment relationship, including those relating to wages and hours and unemployment compensation. It also maintains 401(k) plans for its employees and is subject to regulations concerning such plans.

     The Company does not have contracts with the government agencies. However, the Company does have contracts with clients, including major defense contractors, that have contracts with government agencies. The Company's contracts with its clients are based on hourly billing rates for each technical discipline. Many of the clients' contracts with government agencies are subject to renegotiation or cancellation for the convenience of the government. Since the manpower needs of each of the Company's clients are based on the client's own requirements and the client's needs are affected by any modification in requirements, any reduction in staffing by a client resulting from cancellation or modification of government contracts could adversely impact the business of the Company.

Potential Business Agreements

     Following completion of this Offering, the Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. In negotiating such agreements or arrangements, the Company anticipates that such agreements would be based upon the manner in which the Company's business can be expanded, the extent to which the Company's services can be enhanced or the market for such services expanded into fields not then being addressed by the Company. In this connection, the Company may acquire businesses that are related directly or indirectly to its technical temporary staffing services business. No assurance can be given that any agreement which the Company enters into will generate any net income to the Company. To the extent that the Company enters into an agreement with an affiliated party, the terms and conditions of such agreement will be on terms at least as favorable to the Company as those the Company believes it could achieve in negotiations at arm's length with an independent third party.

Employees

     At August 31, 1997, the Company had 954 employees, of which 902 were contract service employees who performed services on the clients' premises and 52 were executive and administrative employees. Each of the Company's offices is staffed by recruiters and sales managers. Each contract service employee enters into a contract with the Company which sets forth the client for whom and the facility at which the employee's services are to be performed and the rate of pay. If an employee ceases to be required by the Company's clients for any reason, the Company has no further obligation to the employee. Although assignments can be for as short as 90 days, in some cases, they have been for several years. The average assignment is in the range of six to nine months. The Company's employees are not represented by a labor union, and the Company considers its employee relationship to be good.

Litigation and Claims

 There is no material litigation pending or threatened against the Company.

In May 1991, prior to the acquisition of Avionics by the Company, the Government Printing Office wrote the Company asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. The Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted. The Company believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position. See Note 9 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

Properties

     The Company leases an aggregate of approximately 16,000 square feet of office facilities. Its executive offices are located on Long Island, New York, and it rents modest office space in Houston, Texas, Phoenix, Arizona, Arlington, Texas, Los Angeles, California, Seattle, Washington, Orlando, Florida and Wichita, Kansas. The aggregate annual rent payable by the Company is approximately $220,000, which is subject to annual increases. The Company believes that its present office space is adequate for its present needs and that additional office space is readily available on commercially reasonable terms.

Former Business of the Company

     Prior to May 1995, Concept's principal business was the operation, through WWR, of the Klipsch professional loudspeaker business. It also is the developer and owner of several proprietary technologies with applications in environmental noise cancellation, medical monitoring, defense and communications. No significant revenue was generated from these activities, which have been discontinued by the Company. For the years ended December 31, 1994 and 1993, Concept had losses of $1.6 million, or $1.30 per share, and $1.4 million, or $1.95 per share, respectively, on revenue of $2.4 million and $3.0 million, respectively.

     WWR was incorporated in 1992 to acquire the professional products business segment of the Klipsch loudspeaker line from Klipsch. Klipsch's primary market has traditionally been the home high fidelity loudspeaker business. It had also developed a reputation as a manufacturer of rugged, well-designed loudspeakers for the professional, commercial and theater sound markets. The Company believed that the acquisition of the assets of the Klipsch professional speaker line would give WWR a major name in the industry.

     Concept's business focus from the time of the acquisition of the Klipsch professional speaker business until its disposition of WWR was to become a significant factor in the professional loudspeaker market, which is defined as any application for loudspeakers other than those used for home and automotive entertainment purposes. Although the Company sought to market the Klipsch speaker line and develop its other businesses, it was not able to operate profitably and, as a result, sought a business opportunity which it felt could develop into a profitable business. Following this strategy, Concept entered into the Trans Global Transaction. See "Certain Transactions -- The Trans Global Transaction." At September 1995, the stock of WWR was sold to a subsidiary of Consolidated. See "Certain Transactions -- Sale of WWR."

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning the directors and the executive officers of the Company:

         Name                Age                   Position with the Company
Lewis S. Schiller            66           Chairman of the board, chief executive
                                            officer and director
Joseph G. Sicinski           65           President and director
Glen R. Charles              43           Chief financial officer and treasurer
Grazyna B. Wnuk              32           Secretary
E. Gerald Kay1               57           Director
Norman J. Hoskin1            61           Director


1        Member of the stock option committee.

     Mr. Lewis S. Schiller has been chairman of the board, chief executive officer and a director of the Company since the consummation of the Trans Global Transaction in May 1995. He served in the same capacities for TGS since its organization in January 1995 until the completion of the Trans Global Transaction in May 1995. Mr. Schiller is chairman of the board and chief executive officer of Consolidated, a corporation which, through subsidiaries, is engaged in various businesses. Mr. Schiller is also chairman of the board, chief executive officer and a director of Netsmart, a publicly-traded subsidiary of Consolidated that markets health information systems and other network based software systems, as well as privately owned subsidiaries of Consolidated. Consolidated's businesses include, in addition to the Company, the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical, electro-optical products and three-dimensional imaging products, a range of telecommunications services, computerized health information systems and related services which are offered to health care providers, and the marketing and selling of three dimensional imaging products. Mr. Schiller has held his positions with Consolidated for more than the past five years. Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries, and he devotes only a portion of his time to the business of the Company.

     Mr. Joseph G. Sicinski has been president and a director of the Company since the consummation of the Trans Global Transaction in May 1995. He served in the same capacities for TGS since its organization in January 1995, and served as president of a predecessor of TGS since September 1992. For more than eight years prior thereto, he was executive vice president of corporate marketing for Interglobal Technical Services, Inc., which was engaged in providing technical temporary staffing services.

     Mr. Glen R. Charles has been chief financial officer and treasurer of the Company since May 1995 and of TGS since its organization in January 1995. He served as chief financial officer of RMI since its acquisition in November 1994. From 1992 to November 1994, he was engaged in the private practice of accounting. For more than five years prior thereto, he was chief financial officer of Telephone Support Systems, Inc., a manufacturer of telecommunications peripheral equipment.

     Ms. Grazyna B. Wnuk has been the secretary of the Company since May 1995. She is also secretary of Consolidated, a position she has held since 1991. She is also a director of Consolidated.

     Mr. E. Gerald Kay has been a director of the Company since the consummation of the Trans Global Transaction in May 1995. He is also a director of certain privately owned subsidiaries of Consolidated. He has been chairman of the board and chief executive officer of Chem International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co., Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher for more than the past five years. From 1988 to 1990, he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products.

     Mr. Norman J. Hoskin has been a director of the Company since 1995. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated, Netsmart, Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment. He is also a director of certain privately-owned subsidiaries of Consolidated.

     The board of directors presently has one committee, the stock option committee, which was formed in 1995 and which administers the Company's 1993 Stock Option Plan, the 1995 Stock Incentive Plan and the 1995 Long Term Incentive Plan. The Company has no audit or compensation committees.

     The Company's Certificate of Incorporation provides that to the fullest extent provided by Delaware law, a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities laws.


Remuneration

     Set forth below is information with respect to compensation paid or accrued by the Company for 1996, 1995 and 1994 to its chief executive officer and to each other officer whose compensation exceeded $100,000 for 1996.

                                                    Annual Compensation               Long-Term Compensation (Awards)
                                                                                    Restricted Stock            Options, SARs
Name and Principal Position              Year         Salary          Bonus         Awards (Dollars)             (Number)
Lewis S. Schiller, CEO1                  1996         --              --              --                           92,500-2
                                         1995         --              --              --                           --
                                         1994         --              --              --                           --
Joseph G. Sicinski, President            1996        195,500          --              --                          200,000-3
                                         1995        178,000          --              --                           41,666-3
                                         1994        110,000          15,000          --                           --

1. Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year to a calendar year from the twelve months ended July 31. During the years ended December 31, 1996 and 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $340,000, $250,000, $94,000 and $181,451, respectively.

2. Represents warrants to purchase 66,666 shares of Common Stock at $7.50 per share, an incentive stock option to purchase 25,000 shares of Common Stock at $6.75 per share and a nonqualified stock option to purchase 833 shares at $6.186 per share. Such options and warrants were granted at the fair market value on the date of grant. Mr. Schiller transferred warrants to purchase 25,000 shares of Common Stock to members of his family. See "Management -- Stock Option Plans" and "Certain Transactions."

3. Represents warrants to purchase 66,666 shares of Common Stock at $7.50 per share and an incentive stock option to purchase 133,333 shares of Common Stock at $6.75 per share. Such options and warrants were granted at the fair market value on the date of grant. In connection with the grant of the incentive stock option to purchase 133,333 shares of Common Stock, Mr. Sicinski agreed to the cancellation of an incentive stock option to purchase 41,666 shares of Common Stock at $12.75, which was granted in 1995. See "Management -- Stock Option Plans" and "Certain Transactions."

     The annual salary payable by Consolidated to Mr. Schiller pursuant to his employment agreement with Consolidated was $250,000, subject to a cost of living increase, prior to September 1, 1996. Effective September 1, 1996, Mr. Schiller's annual salary from Consolidated was increased to $500,000. In addition, Mr. Schiller receives incentive compensation from Consolidated based on the results of Consolidated's operations and owns 10% of Consolidated's or SISC's equity interest in each of their operating subsidiaries and investments. Mr. Schiller has received 10% of SISC's equity interest in the Company for nominal consideration. Mr. Schiller has also received 10% of other securities owned by SISC, including securities of other subsidiaries of SISC. See "Certain Transactions."

     In January 1995, Mr. Joseph G. Sicinski entered into a five-year employment agreement with the Company pursuant to which he received annual compensation of $180,000, subject to an annual cost of living increase. Effective September 1, 1996, Mr. Sicinski entered into a new employment agreement for a five-year term commencing September 1, 1996 pursuant to which he receives annual compensation of $234,000, subject to an annual cost of living increase. In addition, Mr.
Sicinski is entitled to a bonus equal to 5% of the Company's income before income taxes, but not more than 200% of his salary. The Company also provides Mr. Sicinski with an automobile which he may use for personal use.

     The Company pays its non-management directors a fee of $500 per month.

     The following table sets forth information concerning the exercise of options and warrants during the year ended December 31, 1996 and the year-end value of options held by the Company's officers named in the remuneration table. No SARs have been granted.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                                                     Number of
                                                                                     Securities             Value of
                                                                                     Underlying             Unexercised In-
                                                                                     Unexercised            the-Money
                                                                                     Options at Fiscal      Options at Fiscal
                                                                                     Year End-1             Year End-2

                                         Shares Acquired                             Exercisable/           Exercisable/
         Name                            Upon Exercise          Value Realized       Unexercisable          Unexercisable
Lewis S. Schiller                            --                      --                75,416-3             $272,970/
                                                                                         --                     --
Joseph G. Sicinski                           --                      --                95,998-4/             382,000/
                                                                                      104,001                468,000

1        Includes options which became exercisable on January 1, 1997.

2 Based on the closing price per share of Common Stock on December 31, 1996, which was $11.25.

3 Represents warrants to purchase 49,583 shares of Common Stock at $7.50 per share (41,666 shares) and $21.00 per share (7,196 shares), an incentive stock option to purchase 25,000 shares of Common Stock at $6.75 per share, and nonqualified stock options to purchase 833 shares of Common Stock at $6.186 per share.

4 Represents warrants to purchase 66,666 shares of Common Stock at $7.50 per share and an incentive stock option to purchase 29,332 shares of Common Stock at $6.75 per share, which are currently exercisable, and an incentive stock option to purchase 104,001 at $6.75 per share, which are not currently exercisable.

     During 1996, the board of directors approved the repricing of incentive stock options granted to Mr. Joseph Sicinski in 1995, by the cancellation of incentive stock options to purchase 41,666 shares at 12.75 per share and the grant of an incentive stock option to purchase 133,333 shares of Common Stock at $6.75 per share. The grant of the new option and cancellation of the old option were based on the Company's improving results notwithstanding the decline in the stock price. Set forth below is information concerning the repricing of such options. Information is not included with respect to repricing of options granted to Mr. Milton E. McNally, who was chief executive officer of the Company prior to the consummation of the Trans Global Transaction in May 1995. In February 1995, the Company reduced to $13.50 per share the exercise price of outstanding options to purchase an aggregate of 15,416 shares of Common Stock from $18.00 per share, as to 8,333 shares, $30.00 per share as to 5,000 shares and $38.40 per share as to 2,083 shares.

                                                     Option Repricings


                                   Number of             Market Price
                                   Securities            of Stock at        Exercise Price
                                   Underlying            Time of            at Time of         New          Length of Original Term
                                   Options               Repricing or       Repricing or       Exercise     Remaining at Date of
Name                   Date        Repriced or           Amendment          Amendment          Price        Repricing or Amendment
                                   Amended
Joseph B. Sicinski     3/18/96     41,666 shares         $6.75              $12.75             $6.75        five years, five months

Stock Option Plans

     The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan (the "1993 Plan"), covering an aggregate of 25,000 shares of Common Stock. Options to purchase 20,682 shares of Common Stock were granted at exercise prices of $18.00 as to 9,083 shares, $30.00 as to 2,433 shares and $30.00 as to 9,166 shares. The exercise price of all of such options was reduced to $13.50 per share in February 1995. As of June 30, 1997, options to purchase 1,691 shares had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which stock options and stock appreciation rights can be granted with respect to 50,833 shares of Common Stock. At August 31, 1997, options to purchase 48,333 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 45,333 shares had been exercised and options to purchase 3,000 shares at an exercise price of $3.00 per share were outstanding.

     In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan (the "1995 Incentive Plan"), initially covering 83,333 shares of Common Stock. In April 1996, the board of directors approved, and in November 1996, the stockholders approved, an amendment to the 1995 Incentive Plan which increased the number of shares of Common Stock currently subject to the 1995 Incentive Plan to 415,388 shares. The number of shares of Common Stock subject to the 1995 Incentive Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Incentive Plan, but including any shares of Common Stock issuable pursuant to this Offering. The information contained in this Prospectus relating to the 1993 Plan, the 1995 Plan and the 1995 Incentive Plan (collectively, the "Plans") is qualified in its entirety by the text of such plans, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Awards under the Plans may be made to key employees, including officers, and directors of the Company and its subsidiaries. Members and alternate members of the stock option committee are not eligible for options under the 1995 Incentive Plan, except that the 1995 Incentive Plan provides for the automatic grant to outside directors of non-qualified options to purchase 833 shares on February 1st of each year, commencing February 1, 1996. Messrs. E. Gerald Kay and Norman J. Hoskin are the directors who qualify as non-management directors under the 1995 Plan.
                                  -41-

     Pursuant to the 1995 Incentive Plan, Messrs. Schiller, Kay and Joel S. Kanter, who was a director of the Company until February 1997, were non-management directors on February 1, 1996, each received an option to purchase 833 shares of Common Stock at $6.186 per share, and Messrs. Hoskin, Kay and Kanter, who were non-management directors on February 1, 1997, each received an option to purchase 833 shares of Common Stock at $11.25 per share. The Plans impose no limit on the number of officers and other key employees to whom awards may be made.

     The Plans are administered by a committee of at least two disinterested directors appointed by the board (the "Committee"). Any member or alternate member of the Committee shall not be eligible to receive options or stock under the 1995 Incentive Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee shall be performed by the board of directors. The Committee is presently comprised of Messrs. Norman J. Hoskin and E. Gerald Kay.

     The Committee has the authority to grant the following types of awards under the 1995 Incentive Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The 1995 Incentive Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights. All officers, including Messrs. Lewis S. Schiller and Joseph G. Sicinski, who are also directors, are eligible for awards under the 1995 Incentive Plan.

     Tax consequences of awards provided under the 1995 Plan are dependent upon the type of award granted. The grant of incentive or nonqualified stock options does not result in any taxable income to the recipient or deduction to the Company. Upon exercise of a nonqualified stock option, the recipient recognizes income in the amount by which the fair market value on the date of exercise exceeds the exercise price of the option, and the Company receives a corresponding tax deduction. In the case of incentive stock options, no income is recognized to the employee, and no deduction is available to the Company, if the stock issued upon exercise of the option is not transferred within two years from the date of grant or one year from the date of exercise, whichever occurs later. However, the exercise of an incentive stock option may result in additional taxes through the application of the alternative minimum tax. In the event of a sale or other disqualifying transfer of stock issued upon exercise of an incentive stock option, the employee realizes income, and the Company receives a tax deduction, equal to the amount by which the lesser of the fair market value at the date of exercise or the proceeds from the sale exceeds the exercise price. The issuance of stock pursuant to a stock grant results in taxable income to the recipient at the date the rights to the stock become nonforfeitable, and the Company receives a deduction in such amount. However, if the recipient of the award makes an election in accordance with the Internal Revenue Code of 1986, as amended, the amount of his or her income is based on the fair market value on the date of grant rather than the fair market value on the date the rights become nonforfeitable. When compensation is to be recognized by the employee, appropriate arrangements are to be made with respect to the payment of withholding tax.

     In August 1995, the Company granted to Mr. Joseph G. Sicinski, president of the Company, a six-year incentive stock option to purchase an aggregate of 41,666 shares of Common Stock pursuant to the 1995 Plan at an exercise price of $12.75 per share, being the fair market value on the date of grant. The option was immediately exercisable as to 7,833 shares of Common Stock and becomes exercisable as to an additional 7,833 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 2,500 shares of Common Stock on January 1, 2000.

     In March 1996, the committee granted incentive stock options to purchase an aggregate of 218,333 shares of Common Stock at $6.75 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph G. Sicinski, president of the Company, who received an option to purchase 133,333 shares of Common Stock, Mr. Lewis S. Schiller, chairman of the board of the Company, who received an option to purchase 25,000 shares of Common Stock, Mr. Glen R. Charles, chief financial officer of the Company, who received an option to purchase 16,666 shares of Common Stock, and sixteen other employees who received options to purchase an aggregate of 43,333 shares of Common Stock. In connection with the grant to Mr. Sicinski, he agreed to the cancellation of the previously granted incentive stock options. The option granted to Messrs. Schiller and Sicinski have a ten-year term, and the other options have five-year terms. Except for the options granted to Messrs. Schiller, Sicinski and Charles, all options are immediately exercisable. The options granted to Messrs. Schiller and Charles are immediately exercisable as to 14,666 shares and become exercisable as to the remaining shares on January 1, 1997. The option granted to Mr. Sicinski is immediately exercisable as to 14,666 shares and becomes exercisable cumulatively as to an additional 14,666 shares on January 1 of each year from 1997 to 2004 and becomes exercisable as to the remaining shares on January 1, 2005.

     The following table sets forth information concerning options granted during the year ended December 31, 1996 pursuant to the Company's 1995 Incentive
Plan.  See "Management  --  Remuneration"  and "Certain  Transactions"   for
information relating to the issuance of warrants to officers and directors. No SARs were granted.
                                Option Grants in Year Ended December 31, 1996

                                                                Percent of Total
                                         Number of Shares       Options Granted
                                         Underlying             to Employees in       Exercise Price
         Name                            Options Granted        Fiscal Year           Per Share             Expiration Date
Lewis S. Schiller                            25,000                  11.3%             $6.75                3/17/06
                                                833-1                 0.3%              6.186               1/31/06
Joseph G. Sicinski                          133,333                  60.4%              6.75                3/17/06
All current executive officers 2            158,333                  71.7%              6.75                3/17/06
                                             16,666                   7.5%              6.186               3/17/01
                                                833-1                 0.3%              6.186               1/31/06
All non-officer directors                     1,666-1                 0.8%              6.186               1/31/06
All other employees                          43,333                  19.6%              6.75                3/17/01

1   These options are automatically granted pursuant to the 1995 Incentive Plan.

2   Including Messrs. Schiller and Sicinski.

                               CERTAIN TRANSACTIONS

The Trans Global Transaction

     On May 8, 1995, the Company acquired all of the issued and outstanding capital stock of TGS and issued (a) 1,000,000 shares of Common Stock, (b) 25,000 shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock"), (c) 25,000 shares of Series B Preferred Stock which were convertible into an aggregate of 166,666 shares of Common Stock if net income before income taxes, as defined, is either $500,000 for 1995 or $1.5 million for either 1996 or 1997, (d) 25,000 shares of Series C Preferred Stock which were are convertible into an aggregate of 250,000 shares of Common Stock if net income before income taxes, as defined, is $1.5 million for either 1996 or 1997, and (e) 20,000 shares of Series D 6.25% Redeemable Cumulative Preferred Stock ("Series D Preferred Stock"), which were not convertible, but which had an aggregate redemption price of approximately $1.7 million. In addition, in connection with the Trans Global Transaction, the Company issued two-year warrants to purchase an aggregate of 83,333 shares of Common Stock at $21.00 per share, which expired unexercised in May 1997. As a result of the March 1996 amendment to the Company's certificate of incorporation increasing the authorized Common Stock to 20,000,000 shares, the 25,000 shares of Series A Convertible Preferred Stock were automatically converted into 333,333 shares of Common Stock.

     As a result of, and at the time of, the Trans Global Transaction, SISC owned approximately 32.2% of the outstanding Common Stock, and 59.3% of the voting rights on all matters, including the election of directors, except where the holders of Common Stock are required by law to vote as a single class. As a result, SISC had the power to elect all of the directors of the Company. Mr. Lewis S. Schiller, chairman of the board, chief executive officer and a director of the Company, is the chairman of the board, chief executive officer and a director of Consolidated and SISC. Accordingly, both Consolidated and Mr. Schiller may be deemed control persons with respect to the Company.


Sale of WWR

     At June 30,  1995,  the  Company  owed  SISC  approximately  $1.1  million.
Subsequent to June 30, 1995, the Company repaid $225,000 to SISC, and SISC advanced $275,000 to the Company and WWR to enable the Company to pay a $275,000 debenture due to Klipsch, Inc. ("Klipsch"), the company from which WWR purchased its loudspeaker business. The debenture became due on June 30, 1995. The advance was required because the Company and WWR did not have the cash to make the payment. As of September 30, 1995, the Company transferred the stock of WWR to an affiliate of SISC in consideration for which SISC released the Company from its obligations with respect to the $275,000 advance. In connection with the transaction, the Company issued 176,666 shares of Common Stock to SISC; however, the actual issuance of the shares was deferred until the number of authorized shares of the Company's Common Stock was increased. WWR had, at the time of the transaction, a deficiency in stockholders' equity of approximately $1.4 million. Among WWR's liabilities was approximately $2.1 million payable to the Company, which, based upon WWR's historical and current cash flow, was not likely to be paid in the near future. This payable was satisfied through the issuance by Consolidated of shares of a newly created series of preferred stock which converts on September 30, 2000 into such number of shares of Consolidated's common stock as has a value equal to $2.1 million.
                                    -44-

     The directors believed that the transaction was in the best interest of the Company because it removed a $1.4 million net deficit from the Company's balance sheet, the business of WWR was not related to the business of the Company, and the Company has no experience in manufacturing operations. During the period from the completion of the Trans Global Transaction until the sale of WWR, the operations of WWR had been supervised by personnel of SISC and its affiliates and not by the Company. Furthermore, WWR was a defendant in litigation commenced by Klipsch, Inc. claiming that the license agreement pursuant to which WWR has the right to use the Klipsch name and certain patents has terminated. At December 31, 1996, WWR owed $325,000 to a nonaffiliated lender. The note, which matured in June 1997, was guaranteed by Walnut and the Kanter Foundation. The Kanter Foundation and Walnut are affiliated with Mr. Joel S. Kanter, who was a director of the Company until February 1997. The Company, SISC and Consolidated guaranteed the guarantee obligations of the Kanter Foundation and Walnut. In addition, the Company was required to issue to the lender 520 shares per month of Common Stock as long as the note is outstanding. An aggregate of 32,768 shares of Common Stock were issued pursuant to such agreement. In 1997, the subsidiary of SISC which owned the stock of WWR sold the stock to a
nonaffiliated   person,  and  the  Company's  obligations  to  the  lender  were terminated.

Loan and Equity Transactions With SISC

     TGS was organized by SISC in January 1995 to hold all of the stock of Holdings, which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. At the time of the organization of TGS, TGS issued to SISC, in consideration for the shares of Consolidated common stock issued in connection with the acquisitions of Holdings and RMI assets, 500 shares of TGS' redeemable preferred stock. The Company also issued to SISC warrants to purchase shares of its common stock. The TGS stock and warrants were issued to SISC in consideration for the transfer of the stock of Holdings and RMI and the advances made by SISC. In connection with the organization of TGS, TGS also issued a 3.4% interest to Mr. Joseph G. Sicinski, president of TGS, in exchange for certain rights Mr. Sicinski has with respect to the stock of Holdings.

     In connection with the organization of TGS in January 1995, SISC transferred a 5% interest in its common stock and warrants in TGS to DLB, in exchange for DLB's 10% interest in Avionics. DLB is owned by the wife of Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company; however, Mr. Schiller disclaims beneficial ownership in DLB or any securities owned by DLB.

     The Trans Global Agreement provides SISC and DLB with certain registration rights with respect to their warrants and the underlying Common Stock and provides Mr. Sicinski with certain registration rights with respect to the 100,000 shares of Common Stock issued to him pursuant to the Trans Global Agreement.

     Trinity, a wholly-owned subsidiary of Consolidated, is a party to a management services agreement dated as of January 1, 1995, pursuant to which Trinity will receive a monthly fee of $10,000 through March 2000. Such fee will increase to $15,000 per month upon completion of this Offering. Neither SISC, Consolidated nor any of their employees, including Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company, have received any compensation from the Company or TGS. None of such persons provided significant services to Holdings or RMI prior to 1995.

     During the years ended December 31, 1996, 1995 and 1994, the largest amount due to SISC was $1.1 million, $1.1 million and $885,000, respectively. These advances were incurred for working capital and in connection with the acquisition of Job Shop assets. The Company's advances from SISC bore interest at 10% per annum. Prior to the SISC Recapitalization, the Company owed SISC approximately $1.1 million. During 1996, pursuant to the SISC Recapitalization, the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 533,333 shares of Common Stock at $7.50 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. The 9,900 shares of Series F Preferred Stock were convertible into 1,650,000 shares of Common Stock. As a result of the SISC Recapitalization, the Company's obligations to SISC were reduced to $300,000, which was paid in 1996. The warrants to purchase 533,333 shares of Common Stock which were issued to SISC pursuant to the SISC Recapitalization were subsequently transferred by SISC to officers and key employees of Consolidated and its subsidiaries, including Mr. Joseph Sicinski, president and a director of the Company, who received warrants to purchase 83,334 shares of Common Stock, and Ms. Grazyna B. Wnuk, secretary of the Company and Consolidated and a director of Consolidated. See "Certain Transactions--Other Related Party Transactions".

     Pursuant to Mr. Schiller's employment agreement with Consolidated, Mr. Schiller owns 10% of SISC's interest in its subsidiaries and investments, including the Company's Common Stock, Preferred Stock and warrants held by SISC. Mr. Schiller received 65,500 shares of Common Stock, warrants to purchase 7,916 shares of Common Stock and 2,500 shares of Series B and C Preferred Stock pursuant to such employment agreement. In connection with the SISC Recapitalization, SISC transferred to Mr. Schiller 1,000 shares of Series F Preferred Stock, and Mr. Schiller's shares of Series B and C Preferred Stock were canceled. Also in connection with the SISC Recapitalization, DLB exchanged its shares of Series B and C Preferred Stock for 100 shares of Series F Preferred Stock.

     Mr. Schiller's employment agreement with Consolidated also provides that, in the event of a merger or other sale by the Company of its business, he is entitled to receive 20% of the gross profit, as defined, from any sale. Ms. Grazyna B. Wnuk, secretary of the Company and secretary and a director of Consolidated, has an employment agreement with Consolidated which provided that, in the event of such a transaction, she is entitled to 1% of such gross profit. To the extent that any such payments are made by the Company, the amount payable to the stockholders will be reduced. As of the date of this Prospectus, the Company has not conducted any formal or informal negotiations or discussions with respect to any such transaction.

     In October 1996, SISC converted 5,000 shares of Series F Preferred Stock into 833,333 shares of Common Stock, and in December 1996, SISC converted the remaining 3,900 shares of Series F Preferred Stock into 650,000 shares of Common Stock, and Mr. Schiller and DLB converted their 1,000 and 100 shares of Series F Preferred Stock into 166,666 and 16,666 shares of Common Stock, respectively.

     The Company has from time to time made advances to three SISC Affiliates which are not owned or controlled by the Company. Such advances were approximately $1.5 million, $1.2 million and $274,000 at December 31, 1996, 1995 and 1994, respectively. The amounts outstanding on such dates represent the largest amounts outstanding during the respective periods ending on such dates. The Company cannot estimate whether or when the SISC Affiliates will pay the amounts due the Company because of their lack of available working capital, and, accordingly, are treated as long term receivables at December 31, 1996. Advances to the SISC Affiliates may continue. Of the advances to the SISC Affiliates, advances to Arc were $973,000 at December 31, 1996 and $1.1 million at June 30, 1997. In addition, the Company pays the compensation and benefits of certain non-executive employees who perform services for both the Company and Arc and shares common space and other office expenses with Arc. The amount allocated to Arc, which is approximately $150,000 per annum, is added to the obligations of Arc to the Company.

     As of June 30, 1995, SISC converted $200,000 of the Company's obligations to SISC into 5,000 shares of Series E Preferred Stock. In March 1996, as a result of the amendment to the Company's certificate of incorporation increasing its authorized common stock, the 5,000 shares of Series E Preferred Stock were automatically converted into 20,000 shares of Common Stock.

Other Related Party Transactions

     The Company was organized in September 1993 as Concept Technologies Group, Inc. to acquire the stock of three companies, each of which was controlled by Walnut. Walnut may be deemed a promoter of the Company. Following the acquisition of such subsidiaries and until the Trans Global Transaction, Walnut may be deemed a controlling stockholder of the Company. As a result of family relationships, the Kanter Foundation, The Holding Company and Windy City, as well as certain members of the Kanter family may be deemed affiliates of the Company. Mr. Joel Kanter, who was a director of the Company until February 1997, is president and a director of Windy City and Kanter Foundation. Since February 1995, he has been president of Walnut, to which he was a consultant prior to that date. Mr. Joshua Kanter, who was secretary of the Company prior to May 1995, is vice president of Windy City and the Kanter Foundation. Mr. Burton Kanter, the father of Joel and Joshua Kanter, is chief executive officer of Walnut and president and a director of The Holding Company. While there is little or no common beneficial ownership of Walnut, Windy City, the Kanter Foundation and The Holding Company, members of the Kanter family have varying degrees of control over these entities.

     In connection with the Trans Global Transaction, the Company requested certain holders of restricted securities to agree to a one year lockup from the effective date of the first registration statement filed by the Company following the closing of the Trans Global Transaction. Walnut, Windy City, the Kanter Foundation and The Holding Company received an aggregate of 30,180 shares of Common Stock and warrants to purchase 15,090 shares of Common Stock at $21.00 per share in consideration for agreeing to such lockups, which related to an aggregate of 60,360 shares of Common Stock. The warrants expired unexercised and the lockup obligations have terminated.

     In October 1995, the Company authorized the issuance to each of Messrs. E. Gerald Kay and Joel S. Kanter a warrant to purchase 12,500 shares of Common Stock at $21.00 per share. In April 1996, the Company issued to each of Messrs. Lewis S. Schiller and Joseph G. Sicinski a warrant to purchase 66,666 shares of Common Stock at $7.50 per share and to each of Messrs. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 50,000 shares of Common Stock at $7.50 per share. In connection with such grants, Messrs. Kay and Kanter agreed to waive the right to receive the previously authorized warrants, which had not been issued.

     In April 1996, pursuant to the SISC Recapitalization, SISC received warrants to purchase 533,333 shares of Common Stock at $7.50 per share. In May 1996, SISC transferred warrants to purchase an aggregate of 108,331 shares of Common Stock to key employees of Consolidated, including Mr. Lewis S. Schiller, who is chairman of the board, chief executive officer and a director of the Company and Consolidated and received warrants to purchase 16,666 shares of Common Stock, and Ms. Grazyna B. Wnuk, who is secretary of the Company and Consolidated and a director of Consolidated, who received warrants to purchase 33,333 shares of Common Stock. At the same time, Mr. Schiller transferred warrants to purchase 8,333 shares of Common Stock to Ms. Wnuk and warrants to purchase an aggregate of 33,333 shares of Common STock to his children and DLB. In August 1997, SISC transferred warrants to purchase an aggregate of 425,000 shares of Common Stock to key employees of Consolidated and certain of its subsidiaries, including Mr. Schiller, his children and DLB, who received warrants to purchase an aggregate of 283,333 shares of Common Stock, Mr. Joseph
G. Sicinski, president and a director of the Company, who received warrants to purchase 83,334 shares, and Ms. Wnuk, who received warrants to purchase 8,333 shares of Common Stock.

     In August 1995, SISC granted Mr. Sicinski a five-year option to purchase 33,333 shares of Common Stock owned by SISC at $9.75 per share. In April 1996, SISC granted Mr. Sicinski a five-year option to purchase 133,333 shares of Common Stock owned by SISC at $1.50 per share, and the prior option was canceled. The amended option was canceled unexercised.

     In July 1997, SISC sold 258,333 shares of Common Stock to Mr. Joseph G. Sicinski for $1.625 per share, which was the market price on the date of sale. Mr. Sicinski issued his five-year non-recourse promissory note in payment of the shares. In July 1997, SISC also transferred 85,005 shares of Common Stock to key employees of Consolidated and certain of its subsidiaries, including Ms. Grazyna
B. Wnuk, who received 40,834 shares of Common Stock. At the same time, Mr. Schiller transferred an aggregate of 33,331 shares of Common Stock to his children and DLB.

     The Company believes that the transactions with related parties were made on terms that were no less favorable to the Company that would have been available from non-affiliated third parties under similar circumstances.

                             PRINCIPAL STOCKHOLDERS

     Set forth below is information, as of August 31, 1997 and as adjusted to give effect to the sale of the 1,000,000 shares of Common Stock included in the 1,000,000 Units offered by this Prospectus, as to each person owning of record or known by the Company, based on information provided to the Company by the persons named below, to own beneficially at least 5% of the Company's Common Stock and for all officers and directors as a group.

                                  Percent of Outstanding Common Stock
Name and Address-1                  Shares
                                                 Outstanding        As Adjusted
Lewis S. Schiller-2                1,887,501-3        46.8%              37.4%
160 Broadway
New York, NY 10038
SIS Capital Corp.                  1,529,994          40.1%              31.7%
Consolidated Technology Group Ltd.
160 Broadway
New York, NY 10038
Joseph G. Sicinski                   454,331-4        11.3%               9.1%
1393 Veterans Memorial Highway
Hauppauge, NY 11788
E. Gerald Kay                         51,666-5         1.3%               1.0%
225 Long Avenue
Hillside, NJ 07205
Norman J. Hoskin                      50,833-6         1.3%               1.0%
2200 Corporate Blvd.
Boca Raton, FL 33431
All directors and officers as
a group (six individuals owning   2,545,991-3,4,5,6,7 58.5%             47.6%
stock or warrants)
1 Unless otherwise indicated, each person has the sole voting and sole investment power and direct beneficial ownership of the shares.

2 Mr. Schiller is the chairman of the board and chief executive officer of Consolidated and chief executive officer of SISC. Accordingly, he has the right to vote the shares owned by SISC.

3 Includes (a) 158,333 shares of Common Stock issuable upon the exercise of warrants held by Mr. Schiller, (b) 833 shares issuable upon exercise of an option held by Mr. Schiller, (c) 25,000 shares pursuant to an incentive stock option held by Mr. Schiller, and (d) 1,529,994 shares of Common Stock owned by SISC.

4 Includes (a) 29,332 shares of Common Stock issuable pursuant to an incentive stock option to the extent that such option is presently exercisable and (b) 150,000 shares issuable upon exercise of a warrant held by Mr. Sicinski.

5 Represents 50,000 shares of Common Stock issuable upon exercise of a warrant and 1,666 shares issuable upon exercise of an option held by Mr. Kay.

6 Represents 50,000 shares of Common Stock issuable upon exercise of a warrant and 833 shares issuable upon exercise of an option held by Mr. Hoskin.

7 Includes 16,666 shares of Common Stock issuable upon exercise of an incentive stock option held by one other officer and 50,000 shares of Common Stock issuable upon exercise of a warrant held by another officer.
                                    -49-

                         DESCRIPTION OF SECURITIES

Capital Stock

     The Company is authorized to issue 20,000,000 shares of Preferred Stock, par value $.01 per share, and 50,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to share in such dividends as the board of directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. At December 31, 1996, there were 3,819,721 shares of Common Stock outstanding.

     Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this Prospectus or upon exercise of the Warrants will be when issued as provided in this Prospectus, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights.

     The Company's board of directors is authorized to issue, from time to time and without further stockholder action, up to 20,000,000 shares of preferred stock in one or more distinct series. The board of directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation;
(iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share. The Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of preferred stock. The Company has previously authorized five series of Preferred Stock, all of which have either been converted into shares of Common Stock or have been canceled.

     Pursuant to the underwriting agreement with the Underwriter, the Company has agreed not to issue shares of capital stock, with certain exceptions, without the consent of the Underwriter.

Series E Redeemable Common Stock Purchase Warrants

     The holder of each Warrant is entitled, upon payment of the exercise price of $6.00 per share, to purchase one share of Common Stock during the two-year period commencing one year from the date of this Prospectus or earlier with the consent of the Underwriter. Unless previously redeemed, the Warrants are exercisable during the two-year period commencing one year from the date of this Prospectus. A holder of the Warrants (an "Exercising Holder") will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the Exercising Holder resides.
                                     -50-

     Commencing one year from the date of this Prospectus, or earlier with the consent of the Underwriter (which consent may not be granted with respect to a redemption prior to the date the Warrants may be exercised), the Warrants are subject to redemption by the Company, on not more than 60 nor less than 30 days' written notice, at a price of $.01 per Warrant, if the closing price per share of the Common Stock is at least $10.00, subject to adjustment, for at least ten consecutive trading days in a period of 30 consecutive trading days ending not earlier than five days prior to the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, within five business days (or such longer period to which the Underwriter may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is a current and effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.

     The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m., New York City time, on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price, and the number of shares in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other similar events.

     The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

     In the event of any merger, consolidation, sale or lease of substantially all of the Company's assets or reorganization whereby the Company is not the surviving corporation, the Company may provide in the agreement relating to the transaction that each Warrant shall be converted into such securities of the surviving or acquiring corporation or other entity as has a value equal to the value of the Warrants (which shall not exceed the amount by which the consideration to be received per share of Common Stock (valued on such date as the Company's board of directors shall determine) exceeds the exercise price of the Warrant). The value of the Warrants and securities being issued in exchange therefor are to be determined by the Company's board of directors. In the event that, in such a transaction, the value of the consideration to be received per share of Common Stock is not greater than the exercise price of the Warrants, the Warrants shall terminate and no consideration will be paid with respect thereof.

     Although the Warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future the Company may wish to reduce the exercise price or extend the exercise period of the Warrants. The Company has no plans to reduce such price or extend the exercise period of the Warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this Prospectus is a part or a new registration statement, and no Warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Commission.

     The Warrants are issued pursuant to a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as warrant agent.


Other Warrants

     There are also outstanding other warrants to purchase an aggregate of 913,354 shares of Common Stock at exercise prices ranging from $7.50 per share to $50.70 per share. The Other Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events. The holders of certain of these warrants have registration rights with respect to the warrants or the underlying shares of Common Stock. See "Certain Transactions" for information relating to the issuance of certain of the Other Warrants. See "Underwriting" with respect to warrants issuable to the Underwriter upon exercise of the Underwriter's Options.


Dividend Policy

     The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

Shares Eligible for Future Sale

     Substantially all of the 3,819,721 shares of Common Stock outstanding at August 31, 1997, may be publicly sold as a result of either the registration of such shares as part of the Company's initial public offering in February 1994, the expiration of holding period pursuant to Rule 144 of the Commission or the expiration of the restricted period pursuant to Regulation S of the Commission. As amended effective in April 1997, Rule 144 permits the sale of restricted securities, subject to the Rule 144 volume limitations, one year after the date of issuance by the Company or the date of transfer by an affiliate of the Company. All of such share will be eligible for sale pursuant to Rule 144 by April 1997, except that the volume limitations will affect the number of shares which may be sold pursuant to Rule 144 in any three-month period. Pursuant to the Rule 144 volume limitations, a holder of restricted securities held for one year may sell in any three month period the grater of 1% of the outstanding Common Stock or the average weekly trading volume. A person who is not an affiliate of the Company and who has held restricted securities for two years may sell such securities without regard to the Rule 144 volume limitations. SISC and the Company's directors and executive officers have agreed to a 24-month lockup during which they may not sell their shares without the prior approval of the Underwriter.

     As of August 31, 1997, the Company had (a) warrants to purchase an aggregate of 96,688 shares of Common Stock at exercise prices ranging from $12.00 per share to $50.70 per share with various expiration dates, and (b) warrants to purchase approximately 816,666 shares of Common Stock at $7.50 per share through March 31, 2001, which are held principally by the Company's present and former directors and their designees.

     The Company has adopted three stock option plans pursuant to which a maximum of 495,388 shares of the Common Stock may be issued, of which options to purchase 253,991 shares are outstanding. See "Management -- Stock Option Plans."

     The Company cannot predict the effect, if any, that the issuance of shares of Common Stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the Common Stock.


Section 203 of the Delaware General Corporation Law

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.
                                     -53-

An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the certificate of incorporation or by-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the by-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.

Transfer Agent and Warrant Agent

     The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                      UNDERWRITING

     Patterson Travis, Inc. (the "Underwriter") has agreed, on the terms and subject to the conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriter, 1,000,000 Units. The Underwriter is committed to purchase and pay for all of the Units offered hereby on a "firm commitment" basis if any are purchased.

     The Underwriter has advised the Company that the Underwriter proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions not exceeding $. per Unit, of which not more than $. per Unit may be reallowed to other dealers who are members of the NASD. After the initial public offering, the offering price, the concession and the reallowance may be changed.

     The Company has granted an option to the Underwriter, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 150,000 additional Units at the offering price, less the underwriting discounts, for the sole purpose of covering over-allotments of the shares. The Underwriting Agreement also provides that the Company will pay the Underwriter a fee in the event the Company enters into an acquisition, merger or similar transaction with a party introduced to it by the Underwriter. As of the date of this Prospectus, the Underwriter has not introduced the Company to any such party.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the aggregate public offering price of all Units sold (including any Units sold pursuant to the Underwriter's over-allotment option).

     The Company has agreed to enter into a two-year consulting agreement with the Underwriter pursuant to which the Company will pay the Underwriter a fee of $100,000, which is to be paid in full at the closing of this Offering. During the period of the consulting agreement, the Underwriter will be reimbursed for its Company-authorized out-of-pocket expenses.

     The Company's officers, directors, 5% stockholders and their affiliates have agreed not to sell publicly any of their securities without the written consent of the Underwriter for a period of 24 months from the date of this Prospectus, subject to partial release in the event that the Common Stock attains certain market price levels. The Company has also agreed that, during the two-year period commencing on the date of this Prospectus, subject to certain limited exceptions, it will not to issue securities without the consent of the Underwriter.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

     In connection with this Offering, the Company has agreed to sell to the Underwriter, for a purchase price of $100.00, Underwriter's Options to purchase from the Company up to 100,000 Units at an exercise price equal to 120% of the initial public offering price per Unit. The Underwriter's Options are exercisable for a four-year period commencing one year from the date of this Prospectus. During the one-year period commencing on the date of this Prospectus, the Underwriter's Options may not be sold, transferred, assigned or hypothecated, except to the officers of the Underwriter or to selling group members or officers or partners or members thereof, all of which shall be bound by such restrictions. The Underwriter's Options will contain anti-dilution provisions providing for adjustment under certain circumstances which are similar to the anti-dilution provisions relating to the Warrants. The holders of
the  Underwriter's Options  have  no  voting,   dividend  or  other  rights  as
stockholders of the Company with respect to Common Stock underlying the Underwriter's Options. The holders of the Underwriter's Options have been given the opportunity to profit from a rise in the market for the Company's securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the Underwriter's Options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Underwriter's Options. Such facts may adversely affect the terms on which the Company could obtain additional financing. Any profit received by the Underwriter on the sale of the Underwriter's Options or the securities issuable upon exercise of the Underwriter's Options may be deemed additional underwriting compensation.

     The Company has agreed during the term of the Underwriter's Options and for two years thereafter to give advance notice to the holders of the Underwriter's Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Underwriter's Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of holders of the Underwriter's Options and underlying securities, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Underwriter's Options in filing a registration at the expense of the holders of the Underwriter's Options or underlying securities.

     The Company has also agreed to pay the Underwriter a Warrant solicitation fee equal to 6% of the exercise price of the Warrants, a portion of which may be reallowed to a member of the NASD who solicited or assisted in the solicitation of the exercise of the Warrants. The Warrant exercise fee shall not be payable with respect to any Warrant exercises prior to the first anniversary of the date of this Prospectus and may be paid only if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the NASD and the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation for the exercise, (iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangements are made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of warrants at the time of exercise, and (v) the solicitation of the Warrant was not made in violation of Regulation M of the Commission under the Exchange Act.

     Regulation M the Commission pursuant to the Exchange Act may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     Prior to this Offering there has been no public market for the Units or Warrants. The public offering price, the composition of the Units and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter.

     The Underwriter has informed the Company that sales to any account over which the Underwriter exercises discretionary authority will not exceed 1% of this Offering.

                             LEGAL MATTERS

     Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, New York, New York 10158, counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock and Warrants comprising the Units offered by this Prospectus. Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022, is acting as counsel for the Underwriter in connection with this Offering.

                               EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein and are included in reliance on their reports given on the authority of that firm as experts in accounting and auditing.

     The statements of operation, changes in divisional equity and cash flows of the International Technical Division of Job Shop Technical Services, Inc. (the "Job Shop Division") for the period January 1 to November 21, 1994 included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, which report includes explanatory paragraphs as to the ability of the Job Shop Division to continue as a going concern and as to the outcome of certain litigation and an investigation, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                       ADDITIONAL INFORMATION

     A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                        INDEX TO FINANCIAL STATEMENTS


TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES                     PAGE

Report of Independent Certified Public Accounts                   F-3

Balance Sheets                                                    F-4

Statements of Operations                                          F-6

Statements of Changes in Stockholders' Equity                     F-7

Statements of Cash Flows                                          F-10

Notes to Financial Statements                                     F-13


International Technical Services Division of Job Shop
  Technical Services, Inc.

Report of Independent Certified Public Accountants                F-29

Statement of Operations                                           F-30

Statement of Changes in Divisional Equity                         F-31

Statement of Cash Flows                                           F-32

Notes to Financial Statements                                     F-33











                                     F 1

                 [This page intentionally left blank]















                                     F2

                      INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors of Trans Global Services, Inc.
 Hauppauge, New York


     We have audited the accompanying consolidated balance sheets of Trans Global Services, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trans Global Services, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
March 3, 1997

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
BALANCE SHEETS

                                            June 30,          December 31,
                                             1997          1996          1995
                                        [Consolidated       [Consolidated]
                                           Unaudited]
Assets:
Current Assets:
Cash and Cash Equivalents                  $  338,956   $   56,231  $  210,597
Accounts Receivable - Net                   5,964,303    5,190,056   4,869,116
Loans Receivable - Officer                     47,500       42,500      22,500
Prepaid Expenses and Other Current Assets     122,102      230,074      80,966
                                           ----------   ----------  ----------
Total Current Assets                        6,472,861    5,518,861   5,183,179
                                           ----------   ----------   ---------
Property and Equipment - Net                  159,213       74,581      41,205
                                           ----------   ----------   ---------
Other Assets:
Due from Affiliates                         1,619,476    1,508,502   1,234,428
Customer Lists                              2,726,051    2,838,535   3,063,503
Goodwill - Net                                799,835      824,125     872,705
Covenant Not-to-Compete                           -0-       60,381     241,833
Deferred Offering Costs                       284,482      151,307          --
Other Assets                                   39,822       22,958      25,074
Investment in Preferred Stock of Affiliate  2,100,730    2,100,730   2,100,730
                                            ---------   ----------    --------
Total Other Assets                          7,570,396    7,506,538   7,538,273
                                          -----------    ---------    --------
Total Assets                              $14,202,470  $13,099,980 $12,762,657
                                          ===========  ===========  ==========

See Notes to Financial Statements.
















                                      F3

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
BALANCE SHEETS

                                        June 30,                December 31,
                                         1997          1 9 9 6         1 9 9 5
                                    [Consolidated          [Consolidated]
                                       Unaudited]
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts Payable and Accrued
 Expenses                             $  511,498      $  283,356    $  551,094
Accrued Payroll and Related Taxes
 and Expenses                          2,263,296       1,784,061     1,755,685
Accrued Payroll Tax Penalties            164,102          77,000       700,000
Voluntary Settlement Agreement           183,333         300,000             -
Loans Payable - Asset-Based Lender     3,811,700       3,690,875     3,678,702
Notes Payable - Bank                          --              --        60,513
Note Payable - Other                     138,230         138,230       138,230
Subordinated Debt Current Portion
  - IRS Debt                                  --              --       700,000
                                       ---------       ---------      --------
Total Current Liabilities              7,072,159       6,273,522     7,584,224
                                       ---------       ---------      --------
Other Liabilities:
Due to Affiliates                             --              --       926,832
Voluntary Settlement Agreement            66,667             -0-           -0-
                                        --------       ---------      --------
Commitments and Contingencies [10]            --              --            --
                                        --------       ---------      --------

Stockholders' Equity:
Preferred Stock, $.01 Par
Value, 20,000,000 Shares Authorized
Issued and Outstanding [None -
December 31, 1996, 25,000 Shares
each of Series A, B and C, 20,000
Shares of Series D [Liquidation
Preference of $1,700,000] and 5,000
Shares of Series E -December 31, 1995]        --               --       1,000

Common Stock, $.01 Par Value,
50,000,000 Shares Authorized, Issued
and Outstanding [3,819,721- June 30,1997
3,816,888- December 31, 1996 - 570,768
December 31, 1995]                        38,197           38,168       5,708

Capital in Excess of Par Value        12,887,851       12,879,380   9,859,772
Deferred Consulting Fees                (233,037)        (303,473)   (508,512)
Accumulated Deficit                   (5,629,367)      (5,787,617) (5,106,367)
                                      -----------      ----------   ---------
Total Stockholders' Equity             7,063,644        6,826,458   4,251,601
                                       ---------        ---------   ---------
Total Liabilities and
  Stockholders' Equity               $14,202,470      $13,099,980 $12,762,657
                                     ===========      =========== ===========


See Notes to Financial Statements.          F4

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

                                          Six Months Ended                 Y e a r s   e n d e d
                                              June 30,                     D e c e m b e r  31,
                                            1997         1996         1 9 9 6      1 9 9 5     1 9 9 4
                                      [Consolidated Unaudited]      [Consolidated]  [Consolidated]  [Combined]

Revenues ........................    $38,890,217     $28,468,322    $62,594,051    $63,151,995    $25,287,089

Cost of Services  Provided ......     35,869,085      26,174,852     57,436,052     59,157,016     23,704,230
                                    ------------    ------------    -----------    -----------    -----------
Gross Profit ....................      3,021,132       2,293,470      5,157,999      3,994,979      1,582,859

Operating Expenses:
Selling, General and Administrative
 Expenses .......................      2,285,328       2,282,904      4,396,503      6,358,030        997,122
Related Party Administrative
  Expenses ......................         60,000          60,000        120,000         90,000           --
Amortization - Intangibles ......        197,221         230,777        455,200        455,197        308,974
Acquisition Expenses ............           --              --             --          528,578           --
                                    ------------    ------------    -----------    -----------    -----------
Total Operating Expenses ........      2,542,549       2,573,681      4,971,703      7,431,805      1,306,096

Operating Profit/[Loss] .........        478,583        (280,211)       186,296     (3,436,826)       276,763

Other Income [Expenses]:
 Interest Expense ...............       (382,333)       (325,865)      (712,289)      (963,211)      (696,129)
Other Income [Expense] ..........         62,532          36,921        144,743        (12,890)         8,744
 Settlement Costs ...............             --              --       (300,000)            --             --
                                    ------------    ------------    -----------    -----------    -----------
Total Other [Expenses]- Net ....       (320,333)       (288,616)       (867,546)      (976,101)      (687,385)

Loss From Continuing Operations ..           --              --        (681,250)      (410,622)
                                    ------------    ------------    -----------    -----------    -----------
Discontinued Operations:
Loss from Discontinued Operations .          --              --              --       (247,076)            --
 Loss on Sale of Discontinued Segment        --              --              --        (35,742)            --
                                    ------------    ------------    -----------    -----------    -----------
Total Discontinued Operations ....           --              --              --       (282,818)            --
                                    ------------    ------------    -----------    -----------    -----------
Net Income/(Loss) ...............   $    158,250   $   (568,827)     $ (681,250)   $(4,695,745)   $ ( 410,622)
                                    ============    ============    ===========    ===========    ===========
Loss Per Share of Common Stock:
Continuing Operations               $        .04   $   (    .49)     $     (.27)   $     (8.35)   $     (4.11)
Discontinued Operations                       --             --              --           (.53)            --
                                     -----------    -----------     -----------    -----------    -----------
Totals                              $        .04   $   (    .49)     $     (.27)   $     (8.88)   $     (4.11)
                                     ===========    ===========     ===========    ===========    ===========
Weighted Average Number of Shares
of Common Stock                        3,819,424      1,169,486      2,530,495         528,782        100,000
                                    ============     ==========     ===========    ===========    ===========

See Notes to Financial Statements.

                                                   F5

Trans Global Services, Inc.
Consolidated Statement of Stockholders Equity

                                                       Shares         Amounts
Preferred stock $0.01 Par Value Series "A"
Convertible participating Authorized 25,000
shares
Issuance of Stock at Inception                           25,000       $  250
Balance - December 31, 1994                              25,000          250
Balance - December 31, 1995                              25,000          250
Conversion of Series "A"  Preferred Stock
to Common                                               (25,000)        (250)
                                                       --------      -------
Balance - December 31, 1996                                   0            0
Balance - June 30, 1997 [Unaudited]                           0            0
                                                       ========      =======

Preferred Stock $.01 Par Value Series
"B" & C"
Convertible Authorized 25,000 shares each
Issuance of Stock at Inception                          50,000        $  500
Balance - December 31, 1994                             50,000           500
Balance - December 31, 1995                             50,000           500
SISC Recapitalization                                  (50,000)         (500)
                                                      -------          -----
Balance - December 31, 1996                                  0             0
Balance - June 30, 1997 [Unaudited]                          0             0
                                                        ======          =====

Preferred stock $.01 Par Value Series "D"
Convertible 6.25% Redeemable Authorized 20,000 shares
Issuance of Stock at Inception                         20,000         $  200
Balance - December 31, 1994                            20,000            200
Balance - December 31, 1995                            20,000            200
SISC Recapitalization                                 (20,000)          (200)
                                                      -------          -----
Balance December 31, 1996                                   0              0
Balance June 30, 1997 [Unaudited]                           0              0
                                                      =======         ======

Preferred stock $0.01 Par Value Series "E"
Convertible participating Authorized 5,000 shares
Issuance of Stock at Inception                             --             --
Balance - December 31, 1994                                --             --
Issuance of Preferred Stock to Repay Debt               5,000             50
                                                      ------          ------
Balance - December 31, 1995                             5,000             50
Conversion of Series "E" Preferred
Stock to Common                                        (5,000)         (  50)
                                                      -------          -----
Balance - December 31, 1996                                 0              0
Balance - June 30, 1997 [Unaudited]                         0              0
                                                     =======         ======

                                      F6

Trans Global Services, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity

                                                      Shares         Amount


Preferred stock $0.01 Par Value Series "F"
Convertible participating Authorized 10,000 shares
Issuance of Stock at Inception                             --              --
Balance - December 31, 1994                                --              --
Balance - December 31, 1995                                --              --
SISC Recapitialization                                 10,000             100
Conversion of Series F Preferred Stock to
Common Stock                                          (10,000)           (100)
                                                       ------             ----
Balance- December 31, 1996                                  0               0
Balance - June 30, 1997 [Unaudited]                         0               0
                                                            =               =
Common Stock $.01 Par Value Authorized
20,000,000 Shares
Issuance of Stock at Inception                        600,000        $  6,000
                                                      -------           -----
Balance - December 31, 1994                           600,000           6,000
Acquisition of Concept                              1,485,589          14,856
Exercise of Stock Options                             767,000           7,670
Issuance of Common Stock -Private Placement           151,300           1,513
Issuance of Common Stock -Legend Stock                  2,600              26
Issuance of Common Stock -Regulation S                390,000           3,900
Issuance of Common Stock -Sirrom Capital                3,120              31
Exercise of Stock Options                              25,000             250
                                                    ---------          ------
Balance - December 31, 1995                         3,424,609        $ 34,246
Conversion of Series "A" and "E"
 Preferred Stock to Common                          2,120,000          21,200
Issuance of Common Stock -
 Regulation S                                       5,500,000          55,000
Issuance of Common Stock-
 Sirrom Capital                                         6,240              63
Deferred Issuance of Common Stock
 Related to Acquisiton Stock of Concept               740,482           7,405
Deferred Issuance of Common Stock
 Related to Sale of WWR                             1,060,000          10,600
Conversion of Series F Preferred
 Stock to Common Stock                             10,000,000         100,000
Exercise of Common Stock Options                       50,000             500
                                                   ----------         -------
Balance - December 31, 1996                        22,901,331        $229,014
Exercise of Stock Option                               17,000             170
One-for-six Reverse Split                         (19,098,610)       (190,987)
                                                  -----------        --------
Balance - June 30, 1997 [Unaudited]                 3,819,721          38,197
                                                  ===========        ========

                                         F7

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS EQUITY

                                                     SHARES       AMOUNT
Capital in Excess of Par Value
Issuance of Stock at Inception                                    $ 1,715,300
                                                                    ---------
Balance - December 31, 1994                                         1,715,300
Acquisition of Concept                                                967,966
Exercise of Stock Options                                           3,226,366
Issuance of Common Stock-Private Placement                            452,387
Issuance of Common Stock -Legend Stock                                    (26)
Issuance of Preferred Stock to Repay Debt                             199,950
Issuance of Common Stock -Regulation S                                996,100
Issuance of Below Market Options                                      178,750
Issuance of Common Stock -Sale of WWR                               1,537,000
Acquisition Expenses                                                  528,578
Issuance of Common Stock -Sirrom Capital                               10,499
Exercise of Stock Options                                              24,750
Reverse Merger Costs                                                 (117,854)
Forgiveness of Accrued Interest Prior Years                           111,468
                                                                     --------
Balance - December 31, 1995                                      $  9,831,234
Conversion of Series "A" and "E" Preferred
 Stock to Common                                                      (20,900)
Issuance of Common Stock -Regulation S                              2,270,000
Issuance of Common Stock- Sirrom Capital                                9,443
Deferred Issuance of Common Stock related to
Acquisition Stock of Concept                                          (7,405)
Deferred Issuance of Common Stock related to
 Sale of WWR                                                          (10,600)
SISC Recapitalization                                                 750,600
Expiration of Below Market Options                                   (138,125)
Issuance of Below Market Options                                       79,687
Conversion of Series F Preferred Stock to Common                      (99,900)
Exercise of Common Stock Option                                        24,500
                                                                     --------
Balance - December 31, 1996                                      $ 12,688,534
Exercise of Stock Options                                               8,330
One-for-Six Reverse Split                                             190,987
                                                                   ----------
Balance - June 30, 1997 [Unaudited]                              $ 12,887,851
                                                                   ==========
Accumulated Deficit
Net [Loss] for the Period Ended December 31, 1994                $   (410,622)
                                                                     --------
Balance - December 31, 1994                                          (410,622)
Net [Loss] for the Period Ended December 31, 1995                  (4,695,745)
                                                                    ---------
Balance - December 31, 1995                                        (5,106,367)
Net [Loss] for the Period Ended December 31, 1996                    (681,250)
                                                                    ---------
Balance - December 31, 1996                                      $ (5,787,617)
Net Income                                                            158,250
                                                                   ----------
Balance - June 30, 1997 [Unaudited]                              $ (5,629,367)
                                                                    =========

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS EQUITY

                                                    SHARES       AMOUNT
Deferred Charges
Balance - December 31, 1994                                      $         --
Exercise of Stock Options                                          (2,543,536)
Issuance of Below Market Options                                     (178,750)
Amortization of Deferred Consulting Costs                           2,213,774
                                                                    ---------
Balance - December 31, 1995                                      $   (508,512)
Amortization of Deferred Consulting Costs                             230,108
Expiration of Below Market Options                                    138,125
Issuance of Below Market Options                                     ( 79,687)
Recapture of Amortization on Expired Below
 Market Options                                                      ( 83,507)
                                                                    ---------
Balance - December 31, 1996                                      $ (  303,473)
Amortization of deferred consulting costs                              70,436
                                                                    ---------
Balance - June 30, 1997 [Unaudited]                              $ (  233,037)
                                                                  ============
Total Stockholders' Equity
Issuance of Stock at Inception                                   $  1,722,250
Net [Loss] for the Period Ended December 31, 1994                    (410,622)
                                                                     --------
Balance - December 31, 1994                                         1,311,628
Acquisition of Concept                                                982,822
Exercise of Stock Options                                             690,500
Issuance of Common Stock -Private Placement                           453,900
Issuance of Preferred Stock to Repay Debt                             200,000
Issuance of Common Stock -Regulation S                              1,000,000
Issuance of Common Stock -Sale of WWR                               1,537,000
Amortization of Deferred Consulting Costs                           2,213,774
Acquisition Expenses                                                  528,578
Issuance of Common Stock -Sirrom Capital                               10,530
Exercise of Stock Options                                              25,000
Reverse Merger Costs                                                 (117,854)
Forgiveness of Accrued Interest Prior Years                           111,468
Net [Loss] for the Period Ended December 31, 1995                  (4,695,745)
                                                                    ---------
Balance - December 31, 1995                                       $ 4,251,601
Issuance of Common Stock -Regulation S                              2,325,000
Issuance of Common Stock -Sirrom Capital                                9,506
SISC Recapitalization                                                 750,000
Amortization Deferred Consulting Costs                                230,108
Recapture of Amortization on Expired Below
 Market Options                                                       (83,507)
Exercise of Common Stock Options                                       25,000
Net [Loss] for the Period Ended December 31, 1996                    (681,250)
                                                                      -------
Balance - December 31, 1996                                       $ 6,826,458
Exercise of Stock Options                                               8,500
Amortization of deferred consulting costs                              70,436
Net Income                                                            158,250
                                                                    ---------
Balance - June 30, 1997 [Unaudited]                               $ 7,063,644
                                                                  ===========

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

                                               Six Months End                    Years  Ended
                                                  June 30,                       December    31,
                                              1997          1996          1996          1995              1994
                                        [Consolidated Unaudited}       [Consolidated]  [Consolidated]  [Combined]
    ......
Operating Activities:
 Net Income/(Loss) from Continuing
  Operations .......................    $    158,250  $ (568,827)    $ (681,250)   $ (4,412,927)    $ (410,622)
Adjustments to
Reconcile Net Income/(Loss) to Net Cash
Provided by Operating Activities:
 Depreciation and Amortization .......       217,562     240,479        477,160         466,817        316,253
 Provision for Doubtful Accounts .......          --          --             --          67,363             --
 Loss on Disposal of Property and
   Equipment ...........................          --          --             --              --          2,542
 Charges from Option Exercise ..........          --          --        230,108       2,213,774             --
 Recapture of Amortization on
  Expired Below Market Options .........          --          --        (83,507)             --             --
  Settlement Costs .....................          --          --        300,000              --             --
  Non-Cash Expenses Related to
   Trans Global Transaction ...........           --          --             --         528,578             --
  Common Stock Issued for Services Rendered ..    --          --             --          10,530             --
 Charges from Option Exercise ..........      70,436     159,672             --              --             --

Changes in Assets and Liabilities:
 [Increase] Decrease in Assets:
  Receivables                               (774,247)    (70,799)      (320,940)        473,305       (271,498)
  Work in Process                                 --          --             --              --         22,600
  Inventories                                     --          --             --          55,226             --
  Loan Receivable - Officer                 (  5,000)         --        (20,000)        (22,500)            --
   Prepaid Expenses and Other Current
    Assets                                   107,972     (57,229)      (149,108)        (84,852)        25,897
Increase [Decrease] in:
 Accounts Payable and Accrued Expenses       228,142      70,547       (267,738)       (544,981)      (535,841)
 Accrued Payroll and Related Taxes and
  Expenses                                   479,235   1,175,170         28,376       1,076,504       (242,033)
  Accrued Payroll Tax Penalties               87,102     475,000       (623,000)        700,000             --
                                         -----------  ----------     ----------        --------      ---------
Total Adjustments                            411,202   1,992,840       (428,649)      4,939,764       (683,080)
                                         -----------  ----------     ----------        --------       ---------
Net Cash Provided by
 Operating Activities                        569,452   1,424,013     (1,109,899)        526,837     (1,093,702)
                                         -----------  ----------     ----------        --------    ------------
Loss from Discontinued Operations                 --          --             --        (282,818)            --
Adjustments to Reconcile
 Net Loss to Net Cash Used
 for Discontinued Operations:
 Gain on Sale of Discontinued Segment             --          --             --              --             --
 Depreciation and Amortization                    --          --             --         149,906             --
 Loss on Sale of Discontinued Segments            --          --             --          35,742             --
 Other                                            --          --             --              --             --
                                         -----------  ----------     ----------        --------    -----------
Net Cash Provided by Operating Activities         --          --             --         (97,170)            --
                                         -----------  ----------     ----------        --------    -----------
Net Cash -Operating
 Activities-Forward                         $569,452  $1,424,013     $1,109,899)    $   429,667    $(1,093,702)
See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

                                                Six Months End                      Years  Ended
                                                  June 30,                         December    31,
                                              1997           1996          1996         1995              1994
                                          [Consolidated Unaudited]     [Consolidated]  [Consolidated]  [Combined]
Net Cash -Operating
 Activities-Forward                        $ 569,452  $ 1,424,013     $ 1,109,899)   $ 429,667      $(1,093,702)

Investing Activities:
Capital Expenditures                        (105,039)  (   40,790)        (55,536)    (110,384)          (2,095)
Cash of Merged Company                            --           --              --      504,210               --
 Net [Advances to]and Repayments
  to Affiliates                             (110,974)  (  129,268)       (274,074)    (791,105)          459,241
 Net Cash of Subsidiary Sold                      --           --              --      (46,600)               --
 Proceeds on Sale of Property and Equipment       --           --              --           --             1,300
 Other                                       (16,864)       1,809           2,116           --                --
                                           ---------   ----------      ----------    ---------      -------------
Net Cash-Investing Activities             $( 232,877) $(  168,249)     $ (327,494)   $(443,879)          458,446
                                           ---------   ----------      ----------    ---------      -------------
Financing Activities:
 Net Advances from and [Payments] to
  Asset-Based Lender                      $  120,825  $(1,054,052)     $   12,173    $(340,459)      $   550,443
Repayment of Long-Term Debt                       --           --              --     (125,201)         (144,837)
 Repayment of Subordinated Debt                   --   (  700,000)       (700,000)    (800,000)               --
 Net Advances/[Payments]to Affiliates             --      117,003        (176,832)    (201,471)               --
 Issuance of Common Stock                         --      375,000       2,334,506    1,453,900                --
 Expenses Related to Merged Company               --           --              --     (117,154)               --
 Exercise of Stock Options                     8,500           --          25,000      715,500                --
 Deferred Offering Costs                    (133,175)          --        (151,307)          --                --
 Cash Overdraft                                   --           --              --     (360,306)          229,650
 Repayment of Note Payable                        --    (  30,000)        (60,513)          --                --
 Payments on Voluntary Settlement Agreement ( 50,000)          --              --           --                --
                                           ---------    ----------     ----------    ---------        -----------
Net Cash-Financing Activities               ( 53,850)  (1,292,049)      1,283,027      224,809           635,256

Net Increase/[Decrease]in Cash and
 Cash Equivalents                            282,725   (   36,285)       (154,366)     210,597                --
Cash and Cash Equivalents-Beginning Period    56,231       210,597        210,597           --                --
                                            --------    ----------      ---------    ---------         ---------
Cash and Cash Equivalents-End of Period    $ 338,956   $   174,312      $  56,231    $ 210,597         $      --
                                           ==========    =========    ============   ============      =========
Supplemental Disclosures of Cash
  Flow Information:
  Cash paid during the years for:
   Interest                                $ 382,865   $   174,312      $ 712,289    $ 909,200         $ 696,129
   Income Taxes                            $      --   $        --      $      --    $      --         $      --

See Notes to Financial Statements.

                                            F11

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS


Supplemental Disclosures of Non-Cash Investing and Financing Activities:
During the year ended December 31, 1996, the Company had the following:

Issued preferred stock to an affiliate and reduced amounts owed to such affiliate by $750,000 plus accrued interest.
A stock option granted in 1995 expired without having been exercised as to 85,000 shares. This resulted in a recapture of $83,507 of amortization expense. Additional stock options were granted and non-cash deferred charges of $79,687 were incurred which will be amortized over the 2 year life of the option.

During the year ended December 31, 1995, the Company had the following:

Acquired the net assets of Concept Technologies Group, Inc. through a reverse merger. Total net assets of such entities acquired was $982,822 including cash of $504,210 at the date of acquisition.
Issued preferred stock with a value of $200,000 to an affiliate and reduced amounts owed to such affiliate by $200,000 plus accrued interest.
Issued stock options and received exercise proceeds of $715,500 and incurred non-cash deferred charges of $2,213,774.
An affiliate forgave $111,468 of accrued interest payable which has been recorded as a contribution to capital.



See Notes to Financial Statements.























                                    F12

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

[1] Basis of Presentation
     Trans Global Services, Inc., a Delaware corporation, operates through two subsidiaries, Avionics Research Holdings, Inc. ["Holdings"], formerly ARC Acquisition Group ["ARC"] and Resource Management International,Inc. ["RMI"].
The Company is engaged in providing technical temporary staffing services throughout the United States. The principal stockholder of the Company is SIS Capital Corp. ["SISC"], a wholly-owned subsidiary of Consolidated Technology Group Ltd. ["Consolidated"], a publicly held company.

     On May 8, 1995, the Company acquired all of the issued and outstanding capital stock of TGS Services, Inc., ["Trans Global"] and issued (a) 1,000,000 shares of Common Stock, (b) shares of a series of preferred stock that, upon the filing of a certificate of amendment to the Company's certificate of incorporation increasing the authorized Common Stock, were converted into 2,000,0000 shares of Common Stock, (c) shares of two series of preferred stock which were convertible into an aggregate of 2,500,000 shares of Common Stock if certain levels of net income before income taxes for 1995 and 1996 are attained and (d) shares of a series of preferred stock which were not convertible, but which had an aggregate redemption price of approximately $1.7 million, and was payable from 50% of the net proceeds received by the Company from the sale of equity securities. None of such preferred stock was outstanding at December 31, 1996 [See Note 14]. The transactions by which the Company acquired the stock of Trans Global is referred to as the "Trans Global Transaction."

     The Trans Global transaction was accounted for as a reverse merger, with Trans Global being the surviving company. Trans Global was formed by SISC in January 1995, to hold the stock of Holdings which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. In accounting for the reverse merger, the equity of Trans Global, as the surviving corporation, and Concept Technologies Group, Ltd., which, when referred to as the acquired corporation is referred to as "Concept", was recapitalized as of March 31, 1995. The recapitalization included the reclassification of Concept's accumulated deficit of $11,060,479 as a reduction of capital in excess of par value-common stock and the reclassification of Trans Global's March 31, 1995 preferred stock and common stock to capital in excess of par value-common stock.

     The Company's principal business [the "Concept business"] prior to the Trans Global Transaction was the ownership and operation of WWR Technology, Inc. ["WWR"], which conducted the Klipsch professional loudspeaker business, which has been discontinued.











                                   F13

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

     As of September 30, 1995, the Company sold all of the issued and outstanding shares of capital stock of WWR to an affiliate, SISC, in consideration for which SISC released the Company from its obligations with respect to a $275,000 advance made to the Company and WWR in order to enable WWR to pay an outstanding debenture. As part of the transaction, the Company issued to SISC 1,060,000 shares of Common Stock. WWR had, at the time of the transaction, a deficiency in stockholders' equity of approximately $1.4 million. Among WWR's liabilities was approximately $2.1 million, payable to the Company, which, based upon WWR's historical and current cash flow, would not likely be paid in the near future. This payable was satisfied through the issuance of 1,000 shares by Consolidated, the parent of SISC, of a newly-created series of Consolidated preferred stock, with a stated value of $2,100 per share, which automatically converts on September 30, 2000 into such number of shares of Consolidated's common stock as has a value equaling $2.1 million. This preferred stock is reflected on the balance sheet as investment in Preferred Stock of Affiliate.

The results of operations and cash flows for the years ended December 31, 1996, 1995 and 1994 reflect the operations of Trans Global from the beginning of the period.

     In June 1997, the Company effected a one-for-six reverse split of its Common Stock. All share and per share information in these financial statements give effect, where appropriate, to such reverse split.

[2] Summary of Significant Accounting Policies

Principles  of  Consolidation  - The 1996 and 1995  consolidated  financial statements  include  the  accounts  of  Trans  Global  Services,  Inc.  and  its
subsidiaries,   Holdings  and  RMI.  All  intercompany  transactions  have  been eliminated in consolidation.

Principles of Combination - The 1994 combined financials include the accounts of Trans Global and its affiliates Holdings and RMI. The combined financial statements reflect the results of statements of operations and cash flows of Holdings from January 1, 1994 to December 31, 1994 and of RMI from November 22, 1994 [period of acquisition] to December 31, 1994. All intercompany transactions have been eliminated in combination.

Prepaid Expenses and Other Current Assets - Prepaid expenses consist of approximately $173,000 and $78,000 of prepaid insurance at December 31, 1996 and 1995, respectively.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives range from 3 to 10 years as follows:

Furniture and Fixtures                  5 - 7   years
Leasehold Improvements                  5 - 10  years
Transportation Equipment                3 - 4   years
Equipment                               5 - 10  years

                                  F14

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets are expensed currently while major repairs are capitalized.

Deferred Offering Costs - Deferred offering costs of $151,000 were incurred with respect to the Company's proposed public offering. If the offering is not consummated, these costs will be expensed at that time.

Revenue Recognition - The Company records revenue as services are provided.

Stock Options and Similar Equity Instruments - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively, "Options"] issued to employees, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No.123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non- employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Loss Per Share - Loss per share reflects the weighted average number of shares outstanding for each period. The modified treasury stock method is used for the year ended December 31, 1996. With respect to the year ended December 31, 1995, additional shares were to be issued by the Company, but the persons to whom such shares were to be issued agreed to defer receipt of the shares until the Company increased its authorized common stock. The total number of shares to be so issued was 1,800,482 of which 1,460,000 were issuable to SISC. Such shares which are treated as outstanding from the date such shares were to be issued, were issued following the March 1996 amendment to the Company's certificate of incorporation increasing the authorized capital stock. The consideration for such shares is included in additional paid-in capital. Upon the issuance of the shares, the par value of the shares was transferred from additional paid-in capital to common stock. In June 1997, the Company effected a one-for-six reverse split of its Common Stock. All share and per share information in these financial statements give effect, where appropriate, to such reverse split.

Common Stock equivalenst, consisting of warrants and options are not included in the computation since their effect would be antidilutive.

[2] Summary of Significant Accounting Policies [Continued]

     Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                     F15

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

     Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities and does not require its customers to collateralize their payables to the Company. It routinely assesses the financial strength of its customers and believes that its accounts receivable credit risk exposure is limited. Such estimate of the financial strength of such customers may be subject to change in the near term. For each of the years ended December 31, 1996 and 1995, a significant portion of the Company's receivables were derived from three customers [See Note 13].

     Due to the nature of its operations, the Company deposits, on a monthly basis, amounts in excess of the federally insured limit in financial institutions for the payment of payroll costs. Such amounts are reduced below the federally insured limit as payroll checks are presented for payment. Such reduction generally occurs over three to four business days. At December 31,1996, the Company had amounts on deposit with two financial institutions which exceeded the federally insured limit by approximately $750,000. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash and cash equivalents.

[3] Accounts Receivable and Loan Payable - Asset Based Lender

     Receivables are shown net of an allowance for doubtful accounts of $62,500 at December 31, 1996 and 1995. The Company finances a majority of its receivables from an asset-based lender under agreements entered into in February 1995 and subsequently amended. The agreements have a maximum availability of funds of $5,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the asset-based lender having the right to reserve 15% of the outstanding and unpaid receivables financed. The interest rate is equal to the base lending rate of an agreed upon bank, which was 8.25% at December 31, 1996 plus 2% and a fee of .3% of the receivables financed. The asset-based lender has a security interest in all accounts receivables, contract rights, personal property, fixtures and inventory of the Company. At December 31, 1996 and 1995, the total amount advanced by the asset-based lender was $3,690,875 and $3,678,702, respectively. The weighted average interest rate on this short-term borrowing outstanding as of December 31, 1996 and 1995 was approximately 10.25% and 11%, respectively.

     The Company has been advised that, as a result of a change in its general lending policies, the Company's asset-based lender is reducing the Company's maximum borrowing availability to $3 million effective April 1, 1997. The Company is negotiating with the asset-based lender with respect to a deferral of the date on which the reduction of availability becomes effective and has received oral advice from such lender granting a reasonable extension. In lieu of the .3% fee on the receivables financed, the asset-based lender, will charge a flat administrative fee of $10,500 per calendar month, provided that the outstanding receivables do not aggregate more than $10,000,000. An additional fee will be charged on a prorata basis if such outstanding receivables exceed $10,000,000 at any time during the month. This fee would be $954.55 for $1,000,000 of receivables over $10,000,000. Although the Company is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain an alternate financing source, the failure of which could have a material adverse effect upon the Company.

                                         F16

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

[4] Property and Equipment

Property and equipment at December 31, 1996 and 1995 is as follows:

                                                 1 9 9 6             1 9 9 5
Equipment                                   $    288,337        $    253,279
Furniture and Fixtures                           171,770             180,452
Leasehold Improvements                             1,039               1,039
                                                  -------             -------
Totals - At Cost                                 461,146             434,770
Less: Accumulated Depreciation                   386,565             393,565

Totals                                      $     74,581        $     41,205

Depreciation expense charged to operations was $22,160 in 1996 and $11,820 in 1995 and $5,973 in 1994.

[5] Intangibles

     The Company acquired its subsidiaries [See Note 2] during 1994. As part of the purchase agreement, the Company acquired customer lists, a restrictive covenant and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                                         Accumulated Amortization   Net of Amortization
                        Life                December 31,                 December 31,
                        Years Cost         1996       1995          1996        1995

Customer Lists          15    $3,374,477   $535,942  $ 310,974      $2,838,535  $3,063,503
Goodwill                20    $  971,623   $147,498  $  98,918      $  824,125  $  872,705
Covenants
Not-to-Compete           5    $  907,257   $846,876  $ 665,424      $   60,381  $  241,833

     On January 1, 1996, the Company  adopted SFAS No.121,  "Accounting  for the
Impairment of Long-Lived  Assets and for  Long-Lived  Assets to Be Disposed Of."
SFAS No. 121 established accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of.

     Management has determined that expected future cash flows [undiscounted and without interest charges] exceed the carrying value of the intangibles at December 31, 1996 and believes that no impairment of these assets has occurred.
It is at least reasonably possible that management's estimate of expected future cash flows may change, in the near term.


                                       F17

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[6] Subordinated Debt
     The Company, having been delinquent in filing certain payroll taxes during the quarter ended March 31, 1996, has entered into an agreement with the Internal Revenue Service ["IRS"] to pay those taxes, interest and penalties in installments. At December 31, 1996 approximately $900,000 remained on that balance, which is to be paid in four monthly installments of $150,000 with the balance to be paid in a fifth monthly installment. All other taxes are current. The Company continues to contest the penalties and is seeking to recover the amount paid. The obligations to the IRS are subordinated to the obligations to its asset-based lender.

     The Company, as part of its acquisition of RMI, agreed to assume a certain debt for delinquent taxes owed to the IRS. The total outstanding amount of the debt was $2,000,000, of which $500,000 was paid at the closing of the acquisition of RMI. The remaining $1,500,000 was payable in 15 monthly installments of $100,000 commencing May 31, 1995. This obligation was paid in 1996.

[7] Related Party Transactions
     Trans Global was organized by SISC in January 1995 to hold all of the stock of Holdings, which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. At the time of the organization of Trans Global, Trans Global issued to SISC, in consideration for the shares of Consolidated common stock issued in connection with the acquisitions of Holdings and RMI assets, shares of a redeemable preferred stock. Trans Global also issued to SISC warrants to purchase shares of its common stock. The Trans Global stock and warrants were issued to SISC in consideration for the transfer of the stock of Holding and RMI and the advances made by SISC. In connection with the organization of Trans Global, Trans Global also issued a 3.4% interest to the president of TGS, in exchange for certain rights he had with respect to the stock of Holdings. Also in connection with the organization of Trans Global, SISC transferred a 5% interest in its common stock and warrants in Trans Global to DLB, Inc. ["DLB"] in exchange for DLB's 10% interest in Avionics. DLB is owned by the wife of the chairman of the board and chief executive officer of the Company, however, the chairman dislaims beneficial ownership in DLB or any securities owned by DLB.

     Pursuant to the Trans Global Transaction [See Note 1], the Company issued to SISC, the president of the Company and DLB, who were the stockholders of Trans Global, in exchange for the common stock, preferred stock and warrants of Trans Global, an aggregate of (a) 1,000,000 shares of Common Stock, (b) 25,000 shares of Series A Convertible Participating Preferred Stock ["Series A Preferred Stock"], (c) 25,000 shares of each of Series B and C Preferred Stock which were convertible into an aggregate of 2,500,000 shares of Common Stock if certain levels of income before income taxes are attained, and (d) 20,000 shares of Series D 6.25% Redeemable Cumulative Preferred Stock ["Series D Preferred Stock"], which were not convertible, but which had an aggregate redemption price of approximately $1.7 million. In addition, in connection with the Trans Global Transaction, the Company issued two-year warrants to purchase an aggregate of 500,000 shares of Common Stock at $3.50 per share. As a result of the March 1996 amendment to the Company's certificate of incorporation increasing the authorized Common Stock, the 25,000 shares of Series A Convertible Preferred
Stock were automatically converted into 2,000,000 shares of Common Stock. The former stockholders of Trans Global have certain registration rights with respect to securities issued pursuant to the Trans Global Transaction.
                                   F18

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

     In connection with the sale of WWR to an affiliate of SISC, the Company issued to SISC 1,060,000 shares of Common Stock. In connection with such transaction, WWR satisfied its obligation to pay approximately $2.1 million due to the Company through the issuance of preferred stock of Consolidated, the parent of SISC [See Note 1]. At the time of the transfer, WWR owed a non-affiliated lender $530,000, and at December 31, 1996, the principal amount of such note was $325,000. Certain companies which are affiliated with a person who was a director of the Company until February 1997 have guaranteed this note. The Company, SISC and Consolidated have guaranteed the guarantee obligations of such guarantors. In addition, the Company is required to issue to the lender 520 shares of Common Stock each month that the loan is outstanding.

     The Company has a management services agreement with a wholly-owned subsidiary of Consolidated pursuant to which the Company pays a monthly fee of $10,000 through March 2000. The monthly fee will increase to $25,000 upon completion of its proposed public offering.

     At June 30, 1995, SISC converted $200,000 of the Company's obligations to SISC into 5,000 shares of Series E Preferred Stock. In March 1996, as a result of amendment to the Company's certificate of incorporation increasing its authorized common stock, the 5,000 shares of Series E Preferred Stock was automatically converted into 120,000 shares of Common Stock.

[7] Related Party Transactions [Continued]

     SISC has advanced approximately $1,100,000 to the Company. Pursuant to an exchange [the "SISC Recapitalization"], the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C, and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. As part of the SISC Recapitalization, the Company issued 100 shares of Series F Preferred Stock to DLB, which owned 5% of the Series B and C Preferred Stock. The 10,000 shares of Series F Preferred Stock were converted into 10,000,000 shares of Common Stock in October and December 1996. As a result of the SISC Recapitalization, the Company's obligations to SISC was reduced to $300,000, which was paid in 1996.

     In April 1996, the Company issued to its directors warrants to purchase an aggregate of 1,700,000 shares of Common Stock at $1.25 per share. The warrants which are the same as those issued to SISC pursuant to the SISC Recapitalization, expire on April 1, 2001 and provide the holders with certain registration rights. In connection with the issuance of such warrants, the obligation of the Company to issue to two directors warrants to purchase an aggregate of 150,000 shares at $3.50 per share was terminated. Such warrants were authorized in October 1995, but the warrants were never issued.






                                       F19

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

     The Company has from time to time made advances to three subsidiaries of SISC [the "SISC Subsidiaries"] which are not owned or controlled by the Company. The aggregate amount of such advances outstanding on December 31, 1996 and 1995 was $1,509,000 and $1,235,000, respectively. The amounts outstanding on such dates represent the largest amounts outstanding during the respective years. Advances to the SISC Subsidiaries may continue. In addition, the Company pays the compensation and benefits of certain non-executive employees who perform services for both the Company and one of the SISC Subsidiaries and share common space and other office expenses. The amount allocated to such SISC Subsidiary, which is approximately $150,000 per annum, is added to the obligations of the SISC Subsidiary to the Company.

[8] Notes Payable

Bank - At December 31, 1995, a note payable to the bank in the amount of $60,513, bearing interest at 9.45%, was payable on demand. During the year ended December 31, 1996, the Company paid the bank note in full.

Other - At December 31, 1996 and 1995, a note payable to former stockholders of an acquired subsidiary due September 1996 with interest at 7% remained outstanding. The payment of principal and interest on this note has been suspended pending the outcome of the Government Printing Office contingency [See
Note 11].

The weighted average interest rate on the above short-term borrowings outstanding as of December 31, 1996 and 1995 was approximately 7.4% and 7.75%, respectively.

[9] Income Taxes

For financial reporting purposes at December 31, 1996, the Company has net operating loss carryforwards of approximately $5,500,000 expiring by 2011. The Internal Revenue Code of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur including significant changes in stock ownership.

The expiration dates of net operating loss carryforwards are as follows:

December 31,                Amount

2009            $         400,000
2010                    4,400,000
2011                      700,000

Total           $       5,500,000

A deferred tax asset arising primarily from the benefits of net operating loss carryforwards of approximately $2,200,000 is offset by a valuation allowance of $2,200,000. The valuation allowance increased by $300,000 in 1996.



                                    F20

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[10] Commitments

The Company leases office space and several office machines under operating leases which expire in 1999. The following is an analysis of commitments as of December 31, 1996:

1997            $       97,974
1998                    57,222
1999                       810
Thereafter                  --
                      --------
Total           $      156,006

Rent expense amounted to $174,312, $141,684 and $67,776 for the years ended December 31, 1996, 1995 and 1994, respectively.

[11] Contingencies

On May 14, 1991, the Government Printing Office wrote Holdings asking to be reimbursed a total of $296,292 for "unauthorized timework" on two programs. The Company has been in contact with the Department of Justice which has stated that they were declining prosecution of the Company regarding this matter. Management believes these claims are without merit and intends to contest these claims vigorously if reasserted by the Government Printing Office and believes that the ultimate disposition of this matter will not have a material adverse effect on the financial position of the Company.

The United States Department of Labor and the independent trustees [collectively "DOL"] have filed complaints against Job Shop Technical Services, Inc. ["Job Shop"] and its principal stockholder [both are non-affiliates of the Company] for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401[k] retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 21, 1994, the amount due to the Job Shop 401[k] plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, which is the subsidiary which acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for those assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, it has negotiated an agreement with the DOL for payment in the amount of $300,000 to settle this matter. Such amount has been accrued at December 31, 1996.

The Company is the guarantor of a note, of which $325,000 is outstanding at December 31, 1996, issued by WWR to a non-affiliated lender.

                                     F21

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS,

[11] Contingencies [Continued]

Due to the uncertainties in the legal process it is reasonably possible that management's view of the outcomes of the above matters may change in the near term.

[12] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards ["SFAS"] No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences or realization or settlement. The following table summarizes financial instruments by individual balance sheet accounts as of December 31, 1996 and 1995:

                                                        Carrying Amount             Fair Value
                                                          December 31,           December 31,
                                                   1 9 9 6          1 9 9 5     1 9 9 6         1 9 9 5

Investment Preferred Stock of Affiliate            $2,100,730       $2,100,730    $2,100,730    $2,100,730
Debt Maturing Within One Year                      $4,129,105       $4,577,445    $4,129,105    $4,577,445
Long-Term Debt                                     $       --       $  926,832    $       --    $  926,832

For certain financial instruments, including cash and cash equivalents, trade receivables and payables, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.
The carrying amount of long-term debt approximates fair value. The investment in preferred stock of affiliate is based upon the fair value of the guarantee of fair value issued by such affiliate. The Company is contingently liable for a debt arrangement totaling $325,000 at December 31, 1996. The Company knows of no event of default which would require it to satisfy this guarantee and, therefore, the fair value of this contingent liability is considered immaterial.

[13] Economic Dependency

In 1996, three customers of the Company, accounted for approximately
$16,000,000, $13,000,000 and $9,000,000, respectively of sales.  Accounts receivable of $2,850,000 were due from these customers collectively at December 31, 1996. Three customers of the Company accounted for approximately
$20,000,000, $9,000,000 and $6,000,000, respectively, of the sales for 1995.

Accounts receivable of approximately $1,350,000 were due from these customers collectively at December 31, 1995.

                                      F22

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[14] Employment  and Management Contracts

In September 1996, the President of Trans Global entered into a five-year employment agreement pursuant to which he receives annual compensation of $234,000, subject to an annual cost of living increase. In addition, he is entitled to a bonus equal to 5% of Trans Global's income before income taxes, but not more than 200% of his salary. This agreement supersedes his employment agreement of January 1995.

In January 1995, the Company entered into a consulting agreement through March 31, 2000 with the Trinity Group, Inc. ["Trinity"], a wholly owned subsidiary of Consolidated. Trinity is engaged in the business of providing management services to businesses and has been providing such services to the Company on an ongoing basis. Trinity is receiving monthly compensation at the rate of $10,000 per month.

[15] Stockholders Equity

At December 31, 1996, the authorized capital stock of the Company consisted of 20,000,000 shares of Preferred Stock, par value $.01 per share, and 50,000,000 shares of Common Stock, par value $.01 per share. The Board of Directors has the right to create and to define the rights, preferences and privileges of the holders of one or more series of Preferred Stock.

At December 31, 1996, there were no shares of any series of Preferred Stock outstanding. At December 31, 1995, there were five series of Preferred Stock outstanding-- the Series A, B, C, D, and E Preferred Stock. The Series A, B, C and D Preferred Stock were issued in connection with the Trans Global Transaction [See Notes 1 and 7]. The Series E Preferred Stock was issued in exchange for the cancellation of debt by SISC [See Note 7].

The Series A and E Preferred Stock were automatically converted into 333,333 and 20,000 shares of Common Stock, respectively, upon the March 1996 amendment to the Company's certificate of incorporation which increased the authorized capital stock. The Series B and C Preferred Stock were convertible into Common Stock if certain earnings levels were attained. The Series E Preferred Stock was not convertible and was redeemable for $1.7 million.

See Note 7 in connection with (a) the issuance of securities in connection with the Trans Global Transaction, (b) the issuance of Common Stock in connection with the sale of WWR, (c) the SISC Recapitalization and (d) the issuance of warrants to directors of the Company.

     In May 1995, contemporaneously with the Trans Global Transaction, the Company issued in a private placement 25,216 units for $18.00 per unit or an aggregate of $453,900. Net proceeds from such offering were $428,300. Each unit consisted of one share of Common Stock and a warrant to purchase one-half share of Common Stock at an exercise price of $21.00 per share. The warrants are exercisable for 45 days after the effective date of a registration statement which includes such warrants.


                                       F23

TRANS GLOBAL SERVICES,INC.
NOTES TO FINANCIAL STATEMENTS

[15]   Stockholders Equity [Continued]

In connection with the Trans Global Transaction, the Company issued an aggregate of 35,913 shares of Common Stock and warrants to purchase an aggregate of 17,956 shares of Common Stock at $21.00 per share in exchange for the agreement of certain holders of restricted securities to a lock-up with respect to such shares. The warrants expire in May 1997. Entities which may be affiliated with a former director received 30,180 shares of Common Stock and warrants to purchase 15,090 shares.

Also in connection with the Trans Global Transaction, the Company issued 20,833 shares of Common Stock to an investment banking firm as a finders' fee.

At December 31, 1996, there were also outstanding warrants to purchase
94,540 shares of Common Stock at $42.00 per share, which were issued in connection with the Company's February 1994 initial public offering and expire in May 1997, and warrants to purchase an aggregate of 49,285 shares of Common Stock at prices ranging from $12.00 per share to $50.70 per share, of which warrants to purchase an aggregate of 20,014 shares are held by entities who may be affiliated with a former director of the Company.
Outstanding warrants as of December 31, 1996 is as follows:

                  No. of                                  No. of
                 Warrants    Exercise      FMV at        Warrants
Date of Grant     Issued       Price    Date of Grant   Exercised   Expiration Date

April 1996        816,166      7.50         7.50          --         April 2001
May 1995           75,650     21.00        18.00          --         [A]
May 1995           17,956     21.00        18.00          --         May 1997
May 1995           83,333     21.00        18.00          --         May 1997
February 1994      94,540     42.00        39.00          --         May 1997
February 1994       9,166     50.70        39.00          --       February 1999
February 1994      28,243     42.00        39.00          --         May 1997
November 1993       8,332     39.00        39.00          --       November 1998
August 1993         3,540     12.00        12.00          --         August 1998
                ---------
Total           1,136,926
                =========
[A] Exercisable for 45 days after the effective date of a registration statement which includes such warrants.

     In April 1996, the Company issued warrants to purchase 533,333 shares of Common Stock a related party pursuant to an equity transaction with such related party. In April 1996, the Company issued warrants to purchase 283,333 shares of Common Stock to directors. The exercise price of all of such warrants was $7.50 per share, which was equal to their fair value at that date. At December 31, 1996, none of the above warrants issued were canceled and all warrants are exercisable. At December 31, 1996, their are no additional warrants subject to grant.

                                     F24

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATMENTS

[15]  Stockholders Equity [Continued]

     In April 1996, the Company issued to each Messrs. Lewis S. Schiller and Joseph G.Sicinski a warrant to purchase 66,666 shares of Common Stock at $7.50 per share and to each of Messrs. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 50,000 shares of Common Stock at $7.50 per share. In connection with such grants, Messrs. Kay and Kanter agreed to waive the right to receive previously authorized warrants, which had not been issued.

     On January 2, 1996 and July 26, 1996, the Company sold 83,333 shares of Common Stock and 833,333 shares of Common Stock pursuant to Regulation S of the Securities Act of 1933 and received net proceeds of $375,000 and $2,000,000, respectively.

     Non-Employee Directors, Consultants and Advisors Stock Plan - During the year ended December 31, 1995, the Company authorized a stock option plan for Non- Employee Directors, Consultants and Advisors to provide compensation for services rendered to the Company in lieu of cash payments. At various times, the Company has registered and granted shares pursuant to the plan. During the year ended December 31, 1995, 127,833 shares of Common Stock were granted and exercised, at an average price of $5.40 per share, resulting in $2,543,536 of deferred charge costs computed as follows:

Shares                                                           127,833
Value of Stock at Date of Grant [Weighted Average]      $       25.29885
                                                        ----------------
                                                               3,234,036
Exercise Price                                                  (690,500)
                                                        ----------------
Total Charges Deferred at the Time of Exercise          $      2,543,536
                                                        ================

     In accordance with the agreements relating to the various parties involved, amortization of the deferred portion in the amount of $101,000 and $2,213,774 was charged to income from operations for the years ended December 31, 1996 and 1995, respectively. The unamortized deferred consulting expense is recorded in the equity section of the balance sheet. Such deferred charges are being amortized over four years, based on the terms of the related contracts.

     Below Market Stock Options - On August 14, 1995, an option was granted under the Company's 1995 stock incentive plan [See Note 16] to a consultant to purchase 18,333 shares of Common Stock, at a price of $6.00 per share. The market value of the stock at the date of grant was $15.75 per share. The deferred charges amount to:

Shares                                                      18,333
Value of Stock at Date of Grant                      $       15.75
                                                     -------------
                                                           288,750
Exercise Price                                             110,000
                                                     -------------
Total Charges Deferred at the  Time of Exercise      $     178,750
                                                     =============

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATMENTS

The option was exercised as to 4,166 shares of 18,333 shares on October 9, 1995. Such exercise was made by a reduction in the Company's indebtedness to SISC. This option expired on August 14, 1996 with 14,166 shares unexercised. It was replaced with a new grant to purchase 14,166 shares at $3.00 per share with an expiration date of August 13, 1998. The market value of the stock at the date of grant was $8.625. The deferred charges amount to:

[15]  Stockholders Equity [Continued]

Shares                                                     14,166
Value of Stock at Date of Grant                      $      8.625
                                                     ------------
                                                          122,188
Exercise Price                                             42,500
                                                     ------------
Total Charges Deferred at the Time of Exercise       $     79,688
                                                     ============
The option was exercised as to 8,333 shares of the 14,166 shares of Common
Stock  as of December 31, 1996.

[16] Stock Option Plans

     The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan [the "1993 Plan"], covering an aggregate of 25,000 shares of Common Stock. Options to purchase 20,683 shares of Common Stock were granted at exercise prices of $18.00 as to 9,083 shares, $30.00 as to 2,433 shares and $30.00 as to 9,166 shares. The exercise price of all of such options was reduced to $13.50 per share in February 1995. As of August 31, 1995, options to purchase 1,691 shares of Common Stock had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive plan [the "1995 Plan"], pursuant to which stock options and stock appreciation rights can be granted with respect to 50,833 shares of Common Stock. At August 31,1995, options to purchase 48,333 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 34,166 shares of Common Stock were exercised and options to purchase
14,166 shares of Common Stock at an exercise price of $6.00 per share were outstanding. In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan [the "1995 Incentive
Plan"],  initially covering 83,333 shares of Common Stock. In April and November
1996, the board of directors and stockholders  approved an amendment to the 1995
Incentive Plan which increased the number of shares of Common Stock currently subject to the 1995 Incentive Plan to 415,388 shares of Common Stock. The number of shares of Common Stock subject to the 1995 Incentive Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Incentive Plan. In August 1995, the Company granted to an officer six-year incentive stock options to purchase an aggregate of 41,666 shares of Common Stock pursuant to the 1995 Incentive Plan at an exercise price of $12.75 per share, being the fair market value on the date of grant. The option is immediately exercisable as to 7,833 shares of Common Stock and becomes exercisable as to an additional 7,800 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 15,000 shares of Common Stock on January 1, 2000.

                                       F26

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[16] Stock Option Plans [Continued]

     In April 1996, the committee granted incentive stock options to purchase an aggregate of 218,327 shares of Common Stock at $6.75 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph G. Sicinski, president of the company, who received an option to purchase 133,333 shares of Common Stock, Mr. Lewis S. Schiller, chairman of the board of the Company, who received an option to purchase 25,000 shares of Common Stock, one other officer, who received an option to purchase 16,666 shares of Common Stock, and sixteen other employees who received options to purchase an aggregate of 43,333 shares of Common Stock. In conncetion with the grant to Mr. Sicinski, he agreed to the cancellation of the previously granted incentive stock options. The option granted to Messrs. Schiller and Sicinski have a ten year term, and the other options have five year terms [See Note 15].

No compensation cost was recognized for stock-based employee awards.

A summary of the activity under the Company's stock option plans is as follows:

                                          1993 Plan       1995 Plan       1995 Incentive Plan

Options Outstanding- January 1, 1995       20,683              --                 --

Granted                                        --          48,333             41,666
Exercised                                      --        ( 34,167)                --
Expired                                   ( 1,692)             --                 --
                                         --------       ---------            -------
Options Outstanding- December 31, 1995     18,991          14,166             41,666
Granted                                        --          14,166            218,327
Exercised                                      --         (18,333)                --
Canceled                                       --         (14,166)          ( 41,666)
                                         --------       ---------          ---------
Options Outstanding- December 31, 1996     18,991           5,833            218,327
                                         ========       =========         ==========
Options Exercisable- December 31, 1996     18,991           5,833            114,326[A]
                                         ========       =========         ==========
[A] Includes options which became exercisable on January 1, 1997

Weighted Average Exercise Price         $   13.50       $    5.25         $     7.65
                                        =========       =========         ==========

Weighted Average Fair
  Value at Date of Grant                $   13.50       $    5.25         $     7.65
                                        =========       =========         ==========

                                               F27

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[16] Stock Option Plans [Continued]

If the Company had accounted for the issuance of all options and compensation based warrants pursuant to the fair value based method of SFAS No. 123, the Company would have recorded compensation expense totaling $1,724,000 and $393,000 for the years ended December 31, 1996 and 1995, respectively, and the Company's net loss and net loss per share would have been as follows:

                                                       Years ended
                                                       December 31,
                                                  1 9 9 6           1 9 9 5

Net Loss as Reported                        $   (681,250)       $(4,695,745)
                                           =============       ============
Pro Forma Net Loss                          $ (2,405,250)       $(5,088,745)
                                           =============       ============
Net Loss Per Share as Reported              $       (.27)       $     (8.88)
                                           =============       ============
Pro Forma Net Loss Per Share                $       (.95)       $     (9.62)
                                           =============       ============
The fair value of options and warrants [See Note 15] at date of grant was estimated using the fair value based method with the following weighted average assumptions:

Expected Life [Years]                        2
Interest Rate                              5.8%
Annual Rate of Dividends                     0%
Volatility                                84.0%

     The weighted average fair value of the Common Stock at date of grant using the fair value based method during 1996 and 1995 is estimated at $7.32 and $4.38, respectively.

[17] Discontinued Segment

During the year ended December 31, 1995, the Company disposed of a segment of the business that was unrelated to its present line. The revenues generated by that segment amounted to $1.5 million. The loss relating to the discontinued operations was $247,000.

[18] Proposed Public Offering

In October 1996, the Company filed a registration statement with respect to a proposed public offering of its securities.





                                         F28

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[19]  Unaudited Statements

     In the  opinion  of  the  Company,  the  accompanying  unaudited  financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial positon of the Company as of June 30, 1997 and the results of its operations for the six months ended June 30, 1997 and 1996. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results for the entire year or any future interim period.

[20] New Authoritative Accounting Pronouncement

     The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. The provisions of SFAS No. 125 must be applied prospectively; retroactive application is prohibited, and early application is not allowed. SFAS No. 125 supersedes SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse". While both SFAS No.125 and SFAS No. 77 required a surrender of "control" of financial assets to recognize a sale, the SFAS No. 125 requirements of sale are generally more stringent. SFAS No. 125 is not expected to have a material impact on the Company because they haven't been recognizing sales under SFAS No. 77 and will also not be under SFAS No.125. Some provisions of SFAS No.125, which are unlikely to apply to the Company, have been deferred by the FASB.

     The FASB has issued SFAS No.128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information About Capital Structure." Both are effective for financial statements issued for periods ending after December 15,1997. SFAS No.128 simplifies the computation of earning per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

     While the Company has not analyzed SFAS No. 128 sufficiently to determine its long-term impact on per share reported amounts, SFAS No. 128 should not have a significant effect on historically reported per share loss amounts. SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

                                       F29

INDEPENDENT AUDITOR'S REPORT


To the Stockholders of
Trans Global Services, Inc.
New York, New York





     We have audited the accompanying statements of operations, changes in divisional equity, and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. for the period January 1 to November 21, 1994. These financial statements are the responsibility of the management of Job Shop Technical Services, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in divisional equity and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. for the period January 1 to November 21, 1994, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared using generally accepted accounting principles which has as one of its basic assumptions the recoverability of recorded asset amounts in the ordinary course of business. As more fully described in Note 7 to the financial statements, recorded asset amounts have been realized with the sale of substantially all of the Division's assets.

     Also, as more fully described in Notes 5 and 7 to the financial statements, as part of the sale of the Division, the acquiror has assumed the payment of all of the Division's liabilities with the exception of amounts related to the 401[k] profit-sharing plan, which amount is reflected at $3,360,938, and includes an estimate for excise taxes of $361,393. There is ongoing litigation, and an investigation by a Federal governmental agency, regarding the alleged mismanagement of the 401[k] profit-sharing plan by the management of Job Shop Technical Services, Inc. The ultimate liability resulting from those matters cannot presently be determined. Accordingly, no provision for any liability that may result on adjudication has been made in the accompanying financial statements.

MOORE STEPHENS, P. C.
Certified Public Accountants.

Cranford, New Jersey
July 7, 1995                              F30

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.

STATEMENT OF OPERATIONS FOR THE PERIOD JANUARY 1 TO NOVEMBER 21, 1994.

Revenues                                                   $       39,519,655

Cost of Services Provided                                          37,009,818
                                                                   ----------
Gross Margin                                                        2,509,837
                                                                   ----------
Operating Expenses:
Selling Expenses                                                      949,863
General and Administrative Expenses                                 1,353,764
                                                                  -----------
Total Operating Expenses                                            2,303,627
                                                                   ----------
Operating Profit                                                      206,210
                                                                   ----------
Other Expenses:
Provision for Doubtful Accounts - Due from Affiliate                1,070,955
Excise Taxes                                                          176,393
Interest Expense                                                      871,114
                                                                    ---------
Total Other Expenses                                                2,118,462

Net [Loss]                                                 $       (1,912,252)
                                                           ==================


INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.

STATEMENT OF CHANGES IN DIVISIONAL EQUITY FOR THE PERIOD
JANUARY 1 TO NOVEMBER 21, 1994.

                                                               Accumulated
                                                               [Deficit]

Balance - January 1, 1994                                      $   (3,731,796)

Net [Loss]                                                         (1,912,252)
                                                                   ----------
Totals                                                         $   (5,644,048)
                                                               ==============

See Notes to Financial Statements.





                                          F31

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.

STATEMENT OF CASH FLOWS FOR THE PERIOD JANUARY 1 TO NOVEMBER 21, 1994. Operating Activities:
Net [Loss]                                                     $  (1,912,252)
Adjustments to Reconcile Net [Loss] to                         -------------
Net Cash [Used for] Operating Activities:
Depreciation and Amortization                                          9,647
Provision for Doubtful Accounts - Accounts Receivable                198,317
Provision for Doubtful Accounts - Due from Affiliate               1,070,955

Changes in Assets and Liabilities:
[Increase] Decrease in:
Accounts Receivable                                               (1,070,282)
Deposits                                                                (828)

Increase [Decrease] in:
Accounts Payable and Accrued Expenses                               (322,002)
Payroll Taxes Payable                                               (185,366)
Due to 401[k] Profit-Sharing Plan                                  2,121,493
                                                                   ---------
Total Adjustments                                                  1,821,934
                                                                   ---------
Net Cash - Operating Activities                                      (90,318)
                                                                    --------
Investing Activities:
Net Advances to Affiliates                                          (709,426)
Repayment - Due from Officer                                          49,477
                                                                    --------
Net Cash - Investing Activities                                     (659,949)
                                                                    --------
Financing Activities:
Loans Payable - Factor                                             2,096,820
Payments of Loans Payable - Bank                                  (1,347,820)

Net Cash - Financing Activities                                      749,000
                                                                   ---------
Net [Decrease] in Cash                                                (1,267)

Cash - Beginning of Period                                            33,934
                                                                   ---------
Cash - End of Period                                           $      32,667
                                                               -------------
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest                                                       $     571,114

See Notes to Financial Statements.






                                       F32

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[1] Organization, Line of Business and Significant Accounting Policies

[A] Organization - International Technical Services ["ITS"] is one of the divisions of Job Shop Technical Services, Inc. ["Job Shop"] and has no separate legal status or existence. The income and expenses in the divisional statement of operations relate to the operations of ITS.

The other division of Job Shop is the Computer Design Services Division ["CDS"]. The CDS division sells computer aided design systems.

[B] Line of Business - The ITS division provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

[C] Significant Accounting Policies

Receivables - Job Shop finances a majority of the receivables of the ITS division under an agreement entered into in August 1994. The agreement expires in August of 1995 and has maximum availability of funds of $2,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the factor having the right to reserve 15% of the outstanding and unpaid receivables financed. The interest rate is equal to the base lending rate of an agreed upon bank, which was 7.25% at November 21, 1994, plus 4.0% and a commission of 1.0% of the receivables financed. The factor has a security interest in all accounts receivables, contracts, personal property and fixtures of the Company.

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities. It routinely assesses the financial strength of its customers and based upon factors surrounding the credit risk of the customers believes that its accounts receivable credit risk exposure is limited.

     Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Revenue Recognition - The ITS division records revenue as services are provided by engineering personnel.

Income Taxes - Job Shop is an S corporation under the provisions of the Internal Revenue Code and applicable state statutes and, accordingly, is not subject to federal and income based on income.






                                            F33

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


[2] Relationship with Corporate Entity and Affiliated Divisions

     As indicated in Note 1, each of the two divisions of Job Shop operate in separate lines of business. The management of Job Shop believes that expenses recorded by each division are indicative of what such expenses would have been if each of the divisions operated as a stand-alone entity, and that no expense allocations, to either division, is required.

     The charges by ITS to the CDS division arise primarily from payroll, payroll tax and employee benefit charges paid by the ITS division for employees of the CDS division. The ITS division acts as a common paymaster for both divisions. The accompanying statement of operations and [deficit] does not include any interest income charged by the ITS division to the CDS division on any balances due by the CDS division.

[3] Provision for Doubtful Accounts - Due from Affiliate

     As of July 7, 1995, the balance due to the ITS division from the CDS division has not been repaid. The management of the ITS division believes that such balance will not be repaid. Therefore, a provision for doubtful accounts of the total amount due of $1,070,955 has been provided in the statement of operations.

[4] Due to 401[k] Profit-Sharing Plan

     The liability to the 401[k] profit-sharing plan consists of employees' compensation deferrals from June 1993 to November 21, 1994 which have not been remitted by Job Shop to the plan's trustee. The liability of $2,999,545 includes accrued interest of $350,877 on the employees' balances.

     The above represents violations of the Employee Retirement Income Security Act of 1974, the Internal Revenue Code and other statutes, and could jeopardize the plan's qualified and tax exempt status.

     A provision $176,393 for excise taxes relating to the above prohibited transactions is included in statement of operations. The total amount provided through November 21, 1994 for excise taxes is $361,393. See Note 5 for an action commenced by the employees of the division related to unremitted employees' compensation deferrals.











                                      F34

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


[5] Commitments and Contingencies

     [A] Unremitted Federal Withholding and FICA Tax Liabilities - As of November 21, 1994, the Company had not remitted $2,000,000 of 1992 employees' federal and FICA withholding taxes, FICA taxes, interest and penalties, to the Internal Revenue Service. Pursuant to an agreement of sale of the assets of the business [See Note 7], this liability was assumed by the buyer and a repayment plan has been worked out between such buyer and the Internal Revenue Service. However, the Job Shop is liable for any payments not made by the buyer to the Internal Revenue Service.

     [B] Leases - The division occupies space in various locations leased by Job Shop There is no formal lease agreement between Job Shop and the ITS division. However, the ITS division does pay rent due under such leases directly to various landlords under an informal agreement with Job Shop. Minimum lease payments required on leases with an initial or remaining term in excess of one year are as follows:

              For the years ended
                December 31,
              1994       $  2,368
              1995          8,016
              1996          8,353
              1997          2,109
                            -----
              Total      $ 20,846

     Rent expense for the period January 1, 1994 to November 21, 1994 totaled $67,586. The lease for the New York office of Job Shop expired in December 1994 and was not renewed by the buyer of the assets of the business [See Note 7]. Subsequently, such buyer relocated its New York office to new premises.

[5] Commitments and Contingencies [Continued]

     [C] Litigation - During January 1995 and as amended in March 1995, the employees of ITS filed a complaint against ITS and Job Shop, its president and others seeking $3,000,000 or more, plus interest, punitive damages and other equitable or remedial relief, removal of the plan administrator and trustee and the appointing of an independent administrator and a court -designated trustee. ITS, Job Shop and its president have denied any wrongdoing or liability, asserted cross-claims against codefendants for indemnity and other relief and are vigorously defending the action. The codefendants have denied any liability in regard to this. At this time, no determination of the likelihood of a favorable or unfavorable outcome can be made nor can any estimate of the amount or range of potential loss.

[6] Economic Dependency

     Revenues from three customers amounted to $20,780,918 and comprised approximately 52.6% of total revenues for the period January 1, 1994 to November 21, 1994.
                                       F35

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL
SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


[7] Subsequent Event

     On November 21, 1994, pursuant to an asset purchase agreement dated as of August 19, 1994, among Job Shop, its sole stockholder and ITS Management Corp. [ITS Man. Corp.] a Delaware Corporation and wholly-owned subsidiary of the Consolidated Technology Group, Ltd. [Consolidated], ITS Man. Corp. acquired substantially all of the assets of Job Shop in exchange for 750,000 shares of Consolidated common stock valued at $281,250, and the assumption of certain scheduled liabilities. The principal liability assumed was a $2,000,000 obligation due to the Internal Revenue Service pursuant to a settlement arrangement which Job Shop had negotiated [See Note 5A]. The initial $500,000 payment was made in November 1994, the balance is due in 15 monthly installments of $100,000, commencing May 1995. The liability not assumed by the buyer is the amount due to the 401[k] profit-sharing plan [See Note 4]. This liability is subject to litigation as more fully described in Note 5C.

































                                       F36

TRANS GLOBAL SERVICES, INC.
EXHIBIT 21.1 LIST OF SUBSIDIARIES OF THE REGISTRANT


                                                       State of
Company                                                Incorporation
-------------------                                    --------------

TGS Services Corp.                                     Delaware
Resource Management International, Inc.                Delaware
  d/b/a The RMI Group
Avionics Research Holdings, Inc.                       Delaware
Avionics Research Corp.                                New York
Avionics Research Corp. of Florida                     Florida

No dealer, salesperson or any other
person has been authorized to give
any information or to make any
representations other than those
contained in this Prospectus in
connection with the offer made
by this Prospectus, and, if given
or made, such information or
representations must not be relied
on as having been authorized by                       1,000,000 Units
the Company or by the Underwriter.             TRANS GLOBAL SERVICES, INC.
This Prospectus does not constitute
an offer to sell or a solicitation
of an offer to buy any securities
offered hereby to any person in any              Each Unit Consisting of
jurisdiction in which such offer or         One Shares of Common Stock and
solicitation was not authorized or in       One Series E Redeemable Common
which the person making such offer or            Stock Purchase Warrant
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.

          TABLE OF CONTENTS
                                                    Page

Prospectus Summary.....................................3
Risk Factors...........................................6
Dilution..............................................12
Market for Common Stock; Dividends....................12
Use of Proceeds.......................................13
Capitalization........................................14
Selected Financial Data ..............................15
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.......15
Business..............................................19      PROSPECTUS
Management............................................23
Certain Transactions..................................27
Principal Stockholders................................31
Description of Securities.............................32
Underwriting..........................................35
Legal Matters.........................................36
Experts.............................................. 36
Additional Information .............................. 37  Patterson Travis, Inc.
Index to Financial Statements........................F-1

              ---------------------------                         , 1997

     Until , 1997  (25  days  after  the date of this  Prospectus)  all  dealers effecting transactions in the registered securities, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

                                       PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

           SEC registration fee                                $7,612.11
           NASD registration fee                                2,707.51
           Nasdaq listing fee                                  10,000.00
           Printing and engraving                              30,000.00*
           Accountants' fees and expenses                     120,000.00*
           Legal fees                                         180,000.00*
           Transfer agent's and warrant agent's
             fees and expenses                                  5,000.00*
           Blue Sky fees and expenses                          35,000.00*
           Representative's non-accountable
             expense allowance                                120,000.00*
           Representative's consulting fee                    100,000.00
           Miscellaneous                                       29,680.38*
                                                       Total $640,000.00*
*        Estimated

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

  1.1    Form of Underwriting Agreement.
  1.2    Form of Underwriter's Option.
  1.3    Form of Selected Dealers Agreement.
  1.4-1  Form of Financial Consulting Agreement.
  2.1-2 Agreement (the "Agreement") dated as of March 31, 1995, by and among SIS Capital Corp., DLB,Inc.,Joseph G. Sicinski and Concept Technologies Group, Inc., including exhibits thereto.
  2.2-2 The Concept Disclosure Letter delivered pursuant to the Agreement. 2.3-2 The Trans Global Disclosure Letter delivered pursuant to the Agreement. 2.4-3 Asset purchase agreement dated August 19, 1994, among ITS Management
         Corp., Job Shop Technical Services, Inc. ("Job Shop") and Ralph Corace. 2.5-3 Disclosure letter of Job Shop dated August 19, 1994, as supplemented on
         September 10, 1994.
  3.1-1  Restated Certificate of Incorporation.
  3.2-1  Certificate of Designation for the Series F Preferred Stock.
  3.3    [Deleted].
  3.4-3  By-Laws.
  4.1 Warrant Agreement between the Registrant and American Stock Transfer & Trust Company, as Warrant Agreement, to which is attached a form of Series E Redeemable Common Stock Purchase Warrant.
  5.1-4  Opinion of Esanu Katsky Korins & Siger, LLP.
 10.1-1 Employment agreement dated September 1, 1996, between the Registrant and joseph G. Sicinski.
 10.2-3 Management services agreement dated January 1, 1995 between Trans Global Services, Inc. and The Trinity Group, Inc.
 10.3-5  1995 Long-Term Incentive Plan.
 10.4-6  1993 Stock Option Plan.
 10.5-6  1995 Incentive Stock Plan.
 10.6-3 Agreement dated as of September 30, 1995 between SIS Capital Corp. and the Registrant.
 10.7-3 Agreement dated as of September 30, 1995 between Consolidated Technology Group Ltd., WWR Technology, Inc. and the Registrant.

 10.8-3   Form of Series A Common Stock Purchase Warrants.
 10.9-3   Form of Series B Common Stock Purchase Warrants.
10.10-3   Form of Series C Common Stock Purchase Warrants.
10.11-6 Form of Callable Common Stock Purchase Warrants issued in the Registrant's initial public offering.
10.12-6   Form of Registrant's Warrant.
10.13-6   Form of August Financing Warrants.
10.14-6   Form of October Bridge Financing Warrants.
10.15-6   Form of Consulting Warrant.
10.16-1   Form of Subscription Agreement.
10.17-1   Form of Offshore Securities Subscription Agreement.
10.18-1   Form of Series D Common Stock Purchase Warrant.
10.19-1 Payment agreement between the Internal Revenue Service and Resource Management International, Inc.
10.20 Amendment dated as of September 15, 1997 between the Registrant and The Trinity Group, Inc.
10.21-1 Agreement dated February 3, 1995 between the Registrant and Metro Factors, Inc.
10.22-1 Letter agreements dated January 29, 1997 and February 5, 1997 between the Registrant and Metro.
10.23 Voluntary settlement agreement between Resource Management Corporation, the Secretary of Labor and the court appointed independent trustee of the Job Shop Technical Services Inc.401(k)Plan.
 11.1     Computation of earnings/[loss] per share.
 24.1     Consent of Moore Stephens, P.C. (See Page II-4).
 24.2     [Deleted].
 24.3-4   Consent of Esanu Katsky Korins & Siger LLP (included in Exhibit 5.1).
 25.1-1   Powers of attorney.
 27.1-7   Financial data schedule.

1     Previously filed.
2 Filed as an exhibit to the Current Report on Form 8-K of Consolidated Technology Group Ltd., Commission File No. 0-4186, for the report date of April 19, 1995 and incorporated herein by reference.
3 Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.
4     To be filed by amendment.
5 Filed as a exhibit to the Registrant's definitive proxy material for its special meeting of stockholders for November 1996 and incorporated herein by reference.
6 Filed as an exhibit to the Registrant's Registration Statement on Form SB-2, File No. 33-73178 and incorporated herein by reference.
7 Filed as an exhibit to the Registrant's Quarterly Report of Form 10-Q and incorporated herein by reference.
(b)  Financial Statement Schedules

         None

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 25th day of September, 1997.

                                         TRANS GLOBAL SERVICES, INC.


                                          By:   Lewis S. Schiller
                                                Lewis S. Schiller
                                                Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

        Signature                                       Title


  Lewis S. Schiller*                     Chairman of the Board, Chief
Lewis S. Schiller                        Executive Officer and Director
                                         (Principal Executive Officer)

   Glen R. Charles*                      Treasurer and Chief Financial
Glen R. Charles                          Officer (Principal Financial and
                                         Accounting Officer)

  Joseph G. Sicinski*                    Director
Joseph G. Sicinski                                     *By:   Lewis S. Schiller
                                                              Lewis S. Schiller
                                                              Attorney-in-fact
  Norman J. Hoskin*                      Director             September 25, 1997
Norman J. Hoskin


  E. Gerald Kay*                         Director
E. Gerald Kay

                    CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use in this Registration Statement on Form S-1 of (i) our report dated March 3, 1997, accompanying the financial statements of Trans Global Services, Inc. (ii) our report dated July 7, 1995 accompanying the statements of operation, changes in divisional equity and cash flows of the International Technical Division of Job Shop Technical Services, Inc. (the "Job Shop Division") for the period January 1 to November 21, 1994, which report includes explanatory paragraphs as to the outcome of certain litigation and an investigation, and (iii) to the use of our name and the statements with respect to us as appearing under the heading "Experts" in the Prospectus. Effective July 1, 1996, Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.



                                               MOORE STEPHENS, P.C.

Cranford, New Jersey
September 25, 1997